UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a‑12

ACCURAY INCORPORATED
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF

2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 15, 2019

To our Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders, and any adjournment, postponement or other delay thereof (the “Annual Meeting”), of Accuray Incorporated, a Delaware corporation (“Accuray” or the “Company”), which will be held at the Company’s headquarters located at 1310 Chesapeake Terrace, Sunnyvale, California 94089 on Friday, November 15, 2019 at 9:00 am PST. We are holding the Annual Meeting for the following purposes:

1.	To elect two Class I directors named in the proxy statement to hold office until our 2022 Annual Meeting of Stockholders, or until their respective successors have been duly elected or appointed;
2.	Advisory vote to approve the compensation of our named executive officers;
3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020; and
4.

To transact any other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any adjournment or postponement of the meeting.

These items of business to be transacted at the Annual Meeting are more fully described in the proxy statement (the “Proxy Statement”) that accompanies this Notice of 2019 Annual Meeting of Stockholders. The Annual Meeting will begin promptly at 9:00 a.m. PST and check‑in will begin at 8:30 a.m. PST. Only holders of record and beneficial owners of shares of our common stock at the close of business on September 19, 2019, the record date, are entitled to notice of, to attend, and to vote at the Annual Meeting. If you are a beneficial owner and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote your shares at the Annual Meeting.

It is important that you use this opportunity to take part in the affairs of Accuray by voting on the business to come before the stockholders at the Annual Meeting. After reading the Proxy Statement and Annual Report on Form 10‑K for the fiscal year ended June 30, 2019 (the “Annual Report”), you are urged to cast your vote as promptly as possible. If you are accessing the Proxy Statement and Annual Report using notice and access, you will have received a Notice of Internet Availability of Proxy Materials and should vote by telephone or over the Internet. If you have received your proxy materials by mail, please promptly sign, date and return the enclosed proxy card in the prepaid envelope provided to you or vote by telephone or over the Internet to ensure that your shares are represented at the Annual Meeting. For more information, see “Why did I receive a Notice of Internet Availability of Proxy Materials?” in the Proxy Statement.

All stockholders are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, please cast your vote as promptly as possible by telephone, Internet or by signing and dating your proxy card and returning it promptly. This will ensure that your vote will be counted if you later decide not to, or are unable to, attend the Annual Meeting. Even if you have given your proxy, you may still attend and vote in person at the Annual Meeting.

By order of the Board of Directors,

/s/ Joshua H. Levine
Joshua H. Levine President and Chief Executive Officer

Sunnyvale, California

October 3, 2019

i

PROXY STATEMENT FOR

ACCURAY INCORPORATED

2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 15, 2019

This proxy statement (“Proxy Statement”) is furnished to our stockholders of record as of the close of business on September 19, 2019 (the “Record Date”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use in connection with our 2019 Annual Meeting of Stockholders, and any adjournment, postponement or other delay thereof (the “Annual Meeting”), to be held at the Company’s headquarters located at 1310 Chesapeake Terrace, Sunnyvale, California 94089 on Friday, November 15, 2019, at 9:00 a.m. PST. This Proxy Statement and the proxy card are first being made available to our stockholders on or about October 3, 2019. Our Company’s fiscal year ended on June 30, 2019.

Questions And Answers Regarding This Solicitation

And Voting At The Annual Meeting

Why did I receive a Notice of Internet Availability of Proxy Materials?

We are pleased to again be using the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet instead of mailing printed copies of those materials to each stockholder. On October 3, 2019, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report on Form 10‑K (the “Annual Report”), online. The Notice of Internet Availability of Proxy Materials also instructs you as to how to vote over the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials or your proxy materials by email and have not previously elected to do so, please follow the instructions included in the Notice of Internet Availability of Proxy Materials to submit your request. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e‑mail unless you elect otherwise. If you received your Annual Meeting materials via e‑mail, the e‑mail contained voting instructions and links to access the Annual Report and the Proxy Statement online at: https://materials.proxyvote.com/004397.

Why am I receiving these proxy materials?

You are receiving this Proxy Statement because you were a stockholder of record or beneficial owner at the close of business on the Record Date. As such, you are invited to attend our Annual Meeting and are entitled to vote on the items of business described in this Proxy Statement. This Proxy Statement contains important information about the Annual Meeting and the items of business to be transacted at the Annual Meeting. You are strongly encouraged to read this Proxy Statement and Annual Report, which include information that you may find useful in determining how to vote.

Who is entitled to attend and vote at the Annual Meeting?	Stockholders as of the Record Date are entitled to attend and to vote at the Annual Meeting.

How many shares are outstanding?

On the Record Date, 88,781,260 shares of our common stock were issued and outstanding. Each share of common stock outstanding on the Record Date is entitled to one vote on each item brought before the stockholders at the Annual Meeting. We do not have cumulative voting for directors.

How many shares must be present or represented to conduct business at the Annual Meeting (that is, what constitutes a quorum)?

The presence at the Annual Meeting, in person or represented by proxy, of the holders of at least a majority of the shares of our common stock issued and outstanding as of the Record Date and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If, however, a quorum is not present, in person or represented by proxy, then no business shall be conducted and the chairperson of the Annual Meeting may adjourn the Annual Meeting until a later time.

What items of business will be voted on at the Annual Meeting?	The items of business to be voted on at the Annual Meeting are as follows:

1.

The election of two Class I directors named in the Proxy Statement to hold office until our 2022 Annual Meeting of Stockholders, or until their respective successors have been duly elected or appointed;

	2.	An advisory vote to approve the compensation of our named executive officers; and

	3.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020.

What happens if additional matters are presented at the Annual Meeting?

The only items of business that our Board intends to present at the Annual Meeting are set forth in this Proxy Statement. As of the date of this Proxy Statement, no stockholder has advised us of the intent to present any other matter, and we are not aware of any other matters to be presented at the Annual Meeting. However, if any other matter or matters are properly brought before the Annual Meeting, the person(s) named as your proxyholder(s) or you, if you are attending in person, will have the discretion to vote your shares on such matters in accordance with their best judgment and as they deem advisable.

What shares can I vote at the Annual Meeting?

You may vote all of the shares you owned as of the Record Date, including shares held directly in your name as the stockholder of record and all shares held for you as the beneficial owner through a broker or other nominee, such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned.

Stockholders of Record.  If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and we are sending our proxy materials directly to you. As the stockholder of record, you have the right to vote in person or direct a proxyholder to vote your shares on your behalf at the Annual Meeting by following the procedures set forth in the Notice for voting over the Internet or by telephone, or if you have received printed proxy materials, by signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid return envelope.

Beneficial Owner.  If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of those shares and they are considered to be held in street name for your account. Proxy materials are made available to you together with a voting instruction card by delivery to your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee to vote your shares as you instruct with your voting instruction card. The bank, broker or other nominee will vote your shares at the Annual Meeting as you have instructed on your voting instruction card. As a beneficial owner, you may also vote in person at the Annual Meeting, but only after you obtain and present a “legal proxy” from your bank, broker or other nominee, giving you the right to vote your shares at the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

If you hold shares directly as the stockholder of record, you may direct how your shares are voted without attending the Annual Meeting by voting on the Internet, by phone or by proxy card. If you provide specific instructions with regard to items of business to be voted on at the Annual Meeting, your shares will be voted as you instruct on those items. If you just sign your proxy card with no further instructions, or if you submit your proxy by telephone or internet, but do not direct your vote on particular items, your shares will be voted in accordance with the Board’s recommendation on those items. If you hold your shares in street name as a beneficial owner, you may generally vote on the Internet, by phone or by submitting a voting instruction card to your bank, broker or other nominee. If you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will only be able to vote your shares with respect to the routine matter of the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020. Please see “What is a broker non‑vote?” below.

How can I attend the Annual Meeting?

Whether you hold shares in your name as the stockholder of record or beneficially own shares held in street name, you should be prepared to present photo identification for admittance to the Annual Meeting. Please also note that if you are a street name holder, you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your bank, broker or other nominee, or other similar evidence of ownership for admittance to the Annual Meeting. The Annual Meeting will begin promptly at 9:00 a.m. PST. Check‑in will begin at 8:30 a.m. PST. However, if you are a street name holder, you may not vote at the Annual Meeting unless you have obtained a “legal proxy” from your broker, bank or other nominee.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by Internet, telephone or sign and date the proxy card or voting instruction card and return it promptly in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the Annual Meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by (i) submitting a new proxy bearing a later date (including voting again by internet or telephone), which automatically revokes your earlier proxy, (ii) providing a written notice of revocation to our Corporate Secretary at our principal executive offices prior to the Annual Meeting, or (iii) attending the Annual Meeting and voting in person. However, attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are a beneficial owner, you may generally change your vote by voting again by Internet, phone or submitting a new, later-dated voting instruction card to your bank, broker or other nominee. However, you should contact your bank, broker or other nominee for specific instructions.

What is a “broker non‑vote”?

Brokers that hold shares in street name for the benefit of their clients, banks, brokers and other nominees have the discretion to vote such shares on routine matters only. At the Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm is considered a routine matter. Therefore, if you do not otherwise instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may vote your shares on this matter only. Your bank, broker or other nominee will not be able to vote your shares for the election of two Class I directors, the advisory vote to approve the compensation of our named executive officers, or any other matters properly brought before the Annual Meeting without your specific instruction because these are not considered routine matters. A “broker non‑vote” occurs when a broker or other nominee does not receive timely instructions from the beneficial owner and therefore cannot vote such shares on the matter.

How are “broker non‑votes” counted?

Broker non‑votes will be counted as present at the Annual Meeting for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be considered to be present and entitled to vote or votes cast for purposes of tabulating the voting results for any non‑routine matter. Accordingly, broker non‑votes, if any, will have no effect on the outcome of the votes at the Annual Meeting.

What happens if the Annual Meeting is adjourned?

If our Annual Meeting is adjourned until another time and information about the time and location that the meeting will be continued is announced at the time of adjournment, no additional notice will be provided, unless the adjournment is for more than 30 days, in which case a notice of the time and location will be given to each stockholder of record entitled to vote at the Annual Meeting. Any items of business that might have been properly transacted at the Annual Meeting may be transacted after any adjournment.

Who will serve as inspector of elections?	A representative of Computershare, our transfer agent, will tabulate the votes and act as Inspector of Elections at the Annual Meeting.

What should I do in the event that I receive more than one set of proxy materials?

You may receive more than one copy of the Notice of Internet Availability of Proxy Materials or more than one set of these proxy solicitation materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card from each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice of Internet Availability of Proxy Materials or proxy card. Please vote over the Internet, by telephone, or sign, date and return each proxy card and voting instruction card that you receive to ensure that all of your shares are voted.

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice of Internet Availability of Proxy Materials and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Please see “Stockholders Sharing the Same Address” for further information regarding householding and how to request additional copies of the materials or enroll in householding.

Who is soliciting my vote and who will bear the costs of this solicitation?

The proxy is being solicited on behalf of our Board. The Company will bear the entire cost of solicitation of proxies, including preparation, Internet posting, assembly, printing and mailing of this Proxy Statement. In addition to solicitation by mail, our directors, officers and employees may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. We will not pay any additional compensation to our directors, officers or other employees for soliciting proxies. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of approximately $15,000 plus reasonable out‑of‑pocket costs and expenses. Copies of the proxy materials will be furnished to banks, brokers and other nominees holding beneficially owned shares of our common stock, who will forward the proxy materials to the beneficial owners. We are required to reimburse brokers and other nominees for the costs of forwarding the proxy materials.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish the final voting results in a Current Report on Form 8‑K filed with the SEC within four business days following the Annual Meeting.

What is the deadline for submitting proposals for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?

As a stockholder, you may be entitled to present proposals for action at a future annual meeting of stockholders, including director nominations. Please refer to “—Stockholder Proposals” and “—Recommendations and Nominations of Director Candidates” below.

Proposal One

Election Of Directors

Classes of Our Board

Our Amended and Restated Certificate of Incorporation provides that our Board shall be divided into three classes, designated Class I, Class II and Class III, with each class serving for staggered three‑year terms. Our Board currently consists of nine directors: three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Proxies cannot be voted for more than three persons.

Robert S. Weiss, one of our Class I directors, is not standing for re-election at the Annual Meeting. We thank Mr. Weiss for his service to our company and board of directors.

The following information is provided for each of the nominees and continuing directors: name, class in which each director or nominee serves, age as of August 31, 2019 and length of service on our Board.

Name	Term Expires	Age	Director Since
Class I Directors/Nominees
Richard Pettingill	2019	71	2012
Joseph E. Whitters	2019	61	2018
Class II Directors
Louis J. Lavigne, Jr.	2020	71	2009
Beverly Huss	2020	59	2018
Jack Goldstein, Ph.D.	2020	72	2010
Class III Directors
Elizabeth Dávila	2021	75	2008
Joshua H. Levine	2021	61	2012
James M. Hindman	2021	58	2019

Listed below are the biographies of each director nominee, continuing director and non-continuing director. The biographies include information regarding each director’s service as a director of the Company, business experience and principal occupations for at least the past five years, director positions at public companies held currently or at any time for at least the past five years, and, other than with respect to any non-continuing director, the experiences, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) to recommend, and the Board to determine, that the person should serve as a director for the Company. There are no family relationships among any of our directors or executive officers.

Director Nominees—Class I Directors

Our Board has nominated Messrs. Pettingill and Whitters for election as Class I directors. Each nominee for director has consented to being named in this Proxy Statement and has indicated a willingness to serve if elected. If a nominee is unavailable for election, the persons named as proxyholders will use their discretion to vote for any substitute nominee in accordance with their best judgment, as they deem advisable.

Richard Pettingill has served as a member of our Board since May 2012. Mr. Pettingill served as the President and Chief Executive Officer of Allina Hospitals and Clinics, Minnesota’s largest healthcare organization, from 2002 until his retirement in 2009. While in this role, he also served on the board of directors of the Minnesota Hospital Association and the Minnesota Business Partnership. Prior to joining Allina Hospitals and Clinics, Mr. Pettingill served as President and Chief Executive Officer of the California Division of Kaiser Foundation Health Plans and Hospitals, one of the largest not‑for‑profit managed healthcare companies in the United States, from 1996 to 2002. Mr. Pettingill currently serves on the board of directors of Hanger, Inc., an orthotic and prosthetic solutions company. Within the last five years, Mr. Pettingill has also served on the board of directors of the following public companies: Tenet Healthcare Corporation, a medical services provider, and MAKO Surgical Corp., a medical device company that was acquired by Stryker Corporation in 2013. Mr. Pettingill received a bachelor’s degree from San Diego State University and a master’s degree in health care administration from San Jose State University. He served as a 2010 Fellow in the Advanced Leadership Initiative program at Harvard University.

As the former Chief Executive Officer of a major hospital system and a member of other public company boards, Mr. Pettingill has extensive leadership experience in the healthcare industry, including experience in the areas of business development, strategy and corporate governance, and can represent the customer perspective.

Joseph E. Whitters has served as a member of our Board since July 2018. Mr. Whitters has been an advisor/consultant to Frazier Healthcare, a private equity firm, since 2005. From 1986 to 2005, Mr. Whitters served in various capacities with First Health Group Corp., a publicly traded managed care company, most recently as its Chief Financial Officer. He also previously served as the Controller for United Healthcare Corp. from 1984 to 1986. Prior to that, Mr. Whitters served as the Manager of Accounting and Taxation for Overland Express, a publicly traded trucking company, and he began his career in public accounting with Peat Marwick (now KPMG). Mr. Whitters currently serves as a member of the board of directors of PRGX Global, Inc., a provider of recovery audit and spend analytics services and Cutera, Inc., a provider of laser and energy-based aesthetic systems. In the past five years, Mr. Whitters served on the boards of directors and audit committees of various public companies, including InfuSystem Holdings, Inc., a provider of infusion pumps and related products and services, Analogic Corporation, a healthcare and security technology solutions company and Air Methods Corp., an air medical transportation and air tourism company that was acquired by American Securities LLC in 2017. Mr. Whitters has also been an advisor or board member of several private companies. Mr. Whitters holds a B.A. in Accounting from Luther College.

As a former Chief Financial Officer with significant public company governance experience in the medical technology and medical device industry, Mr. Whitters brings to our Board extensive experience in finance, accounting, public company governance, operations and strategy.

If elected, Messrs. Pettingill and Whitters will hold office as Class I directors until our 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Continuing Directors—Class II and Class III Directors

Louis J. Lavigne, Jr. has served as a member of our Board since September 2009 and as the Chairperson of our Board since April 2010. Mr. Lavigne currently serves as a Managing Director of Lavrite, LLC, a management consulting firm specializing in the areas of corporate finance, accounting, growth strategy and management. He also currently serves as a member of the board of directors of Alector, Inc., a public biopharmaceutical company; DocuSign Inc., a public eSignature transaction management company; Zynga, Inc., a publicly held leading provider of social electronic games and Rodan & Fields, LLC, a private skincare company. In the past, Mr. Lavigne has also served on the public company board of directors of BMC Software, Inc., an independent systems software vendor that was acquired by a private investor group in 2013; Allergan, Inc., a technology‑driven, global health care company that provides specialty pharmaceutical products worldwide, from 2005 to 2015; Assertio Therapeutics, Inc., a specialty pharmaceutical company, from 2013 to 2019; and Novocure Limited, an oncology company, from 2013 to 2018. Mr. Lavigne also served on the private company board of directors of Puppet, Inc., an information technology cloud automation system management company, from 2015 to 2019. From 1983 to 2005, Mr. Lavigne served in various executive capacities with Genentech, Inc., a biotechnology healthcare company, namely, Executive Vice President and Chief Financial Officer from 1997 to 2005; Senior Vice President and Chief Financial Officer from 1994 to 1997; Vice President and Chief Financial Officer from 1988 to 1994; Vice President from 1986 to 1988; and Controller from 1983 to 1986. Mr. Lavigne was named the Best CFO in Biotech in 2005 in the Institutional Investor Survey and in June 2006 he received the Bay Area CFO of the Year‑Hall of Fame Lifetime Achievement Award. He is a member of the Board of UCSF Benioff Children’s Hospitals and their foundation. Mr. Lavigne holds a B.S. in Finance from Babson College and a M.B.A. from Temple University.

As a former Chief Financial Officer of a large, complex publicly traded company in the healthcare industry, and a current and former member of several public company boards, Mr. Lavigne brings to our Board extensive experience in business operations and management, strategy, finance, accounting and public company governance.

Beverly A. Huss has served as a member of our Board since January 2018. Since September 2013, she has served as President and Chief Executive Officer of Qool Therapeutics, Inc. (“Qool”), formerly Thermocure, Inc., a development stage company focused on creating a novel non-invasive device for the preservation of tissue following a heart attack, stroke, traumatic brain injury and other medical conditions. Prior to joining Qool, Ms. Huss was

President and Chief Executive Officer at Vibrynt, Inc., an early-stage medical device company, from January 2006 through March 2013. Prior to that, she held multiple senior level leadership positions at Guidant Corporation from 1986 to 2005, including, most recently as President, Endovascular Solutions, and prior to that Vice President of Global Marketing for Vascular Intervention. Ms. Huss began her career as a Metallurgical Engineer in 1982. Ms. Huss currently serves on the board of directors of Qool, Madorra, a privately-held medical device company developing solutions to improve quality of life after menopause, and Kalera Medical, a privately-held developer of devices designed to remove kidney stone fragments. Her prior public company board experience includes Artes Medical, Wright Medical Group and Dade Behring Holdings, Inc. Ms. Huss holds a M.S. in technology management from Pepperdine University and a B.S. in metallurgical engineering from the University of Illinois.

As a current Chief Executive Officer with more than 25 years of management experience in the medical device industry, and a current and former member of several public and private company boards, Ms. Huss brings to our Board extensive experience in the medical device industry, including experience in the areas of business operations, management and corporate governance.

Jack Goldstein, Ph.D., has served as a member of our Board since May 2010. Dr. Goldstein has been an independent consultant since 2006 specializing in human medical diagnostics, biopharmaceuticals and medical devices. He served as President and Chief Operating Officer of Chiron Corporation from 2004 until its acquisition by Novartis in 2006, and from 2002 to 2004 he served as President of Chiron’s Blood Testing Division. From 2000 to 2002, he was a general partner at Windamere Venture Partners, a private venture capital investment fund. From 1997 to 2001, he served as President and Chief Executive Officer at Applied Imaging Corporation, and from 1999 until 2002, he also served as Chairman of the Board of Applied Imaging. From 1986 to 1997, Dr. Goldstein served in various executive positions at Johnson & Johnson, including President of Ortho Diagnostic Systems and Executive Vice President of Professional Diagnostics. Dr. Goldstein previously served as Chairman of the Board of Directors of OncoGenex Pharmaceuticals, Inc., a drug discovery and development company, from March 2010 until August 2017, and served as an independent director of Counsyl, Inc., a private medical genetics testing company, from April 2016 until May 2017. Dr. Goldstein holds a B.A. in biology from Rider University and an M.S. in immunology and a Ph.D. in microbiology from St. John’s University.

As a former executive of several life sciences companies and member of other health care industry public company boards, Dr. Goldstein has extensive industry experience in management, strategy, operations, business development and capital equipment sales and marketing. Dr. Goldstein also has relevant scientific, research and development and manufacturing expertise.

Elizabeth Dávila has served as a member of our Board since February 2008. She also served as Vice Chairperson of our Board from September 2008 through November 2017. Ms. Dávila was the former Chairman and Chief Executive Officer of VISX, Incorporated (“VISX”), a manufacturer of laser vision correction systems, which was acquired by Advanced Medical Optics in May 2005. Prior to becoming Chairman and Chief Executive Officer of VISX in 2001, she served as President and Chief Operating Officer of VISX from 1999 to 2001 and as Executive Vice President and Chief Operating Officer from 1995 to 1999. Ms. Dávila currently serves as a member of the board of directors of Afaxys, Inc., a private company that supplies family planning providers with pharmaceuticals and supplies and in the past five years has served as a member of the board of directors of NuGEN Technologies, Inc., a private company that develops and commercializes rapid, high‑sensitivity and high‑throughput amplification and labeling systems for genomic analysis, which was acquired by the Tecan Group in September 2018. Ms. Dávila holds a B.S. in Chemistry from St. Mary’s College in Notre Dame, Indiana, a M.S. in Chemistry from the University of Notre Dame and a M.B.A. from Stanford University.

As a former Chief Executive Officer of VISX and a current and former member of multiple public and private company boards, Ms. Dávila has extensive healthcare industry experience in management, business development, operations, strategy and capital equipment sales.

Joshua H. Levine has served as our President and Chief Executive Officer and as a member of our Board since October 2012. He has been the President, Chief Executive Officer, and a director of two other publicly traded global medical device firms, including Mentor Corporation, a surgical implant/medical device manufacturer in the aesthetics space from 2004 to 2009, and, prior to joining Accuray, with Immucor Corporation, a diagnostics manufacturer of automated instrumentation and reagents used in blood transfusion procedures. Mr. Levine currently serves on the Board of Directors of Natus Medical Incorporated, a provider of medical devices, software and services for the newborn care, neurology, sleep, hearing and balance markets. Mr. Levine holds a B.A. from the University of Arizona.

Mr. Levine brings diverse, global healthcare industry experience and a strong track record of creating and unlocking strategic value for the companies he has led. Mr. Levine’s qualifications to serve on our Board include, among other skills and qualifications, his strategic business development skills, commercial leadership experience and executive vision. In addition, Mr. Levine brings expertise in the medical device and medical technology industries from years of experience as a chief executive officer with two other publicly traded, small cap medical device manufacturing companies.

James M. Hindman has served as a member of our Board since September 2019. Mr. Hindman had served in various positions at Allergan, Inc. (“Allergan”), a multi-specialty healthcare company, from 1984 to March 2015, where he held positions of increasing responsibility, including most recently as the Executive Vice President and Chief Financial Officer of Allergan from August 2014 to March 2015. Mr. Hindman served as Senior Vice President of Treasury, Risk and Investor Relations from March 2002 to August 2014, and, from 1984 to 2002, Mr. Hindman served a variety of other finance positions at Allergan, including Senior Vice President, Finance and Controller; Vice President, Finance; Vice President, Financial Planning and Analysis; and Assistant Corporate Controller. Mr. Hindman currently serves on the board of Millendo Therapeutics, Inc., a public biotechnology company; Sienna Biopharmaceuticals, Inc., a clinical-stage medical dermatology and aesthetics company; and Aatru Medical, a private medical device company. He has also provided financial consulting services to Cidara Therapeutics, Inc., a public biotechnology company, since July 2015, and to RANI Therapeutics, a privately held biotechnology company, from December 2017 to December 2018. Mr. Hindman currently serves as a member of the Board of Regents at Loyola Marymount University and serves as a member of the Dean’s Executive Council for the College of Business Administration at Loyola Marymount University. Mr. Hindman holds a B.S. in Accounting from Loyola Marymount University and a M.B.A. from Pepperdine University. He is a Certified Public Accountant in the state of California (inactive).

As a former Chief Financial Officer of a publicly traded global healthcare company with significant financial experience in the medical device industry, Mr. Hindman brings to our Board extensive experience in business development, strategy, financial planning and reporting, and public company governance.

Non-Continuing Director

Robert S. Weiss has served as a member of our Board since January 2007. Since 1996, Mr. Weiss has served on the board of directors of The Cooper Companies, Inc., or Cooper, a global specialty medical products company. He also served as Chief Executive Officer and President of Cooper from November 2007 through April 2018 and March 2008 through April 2018, respectively. Mr. Weiss has served in various senior executive management positions with Cooper beginning in 1989. From January 2005 through October 2007, Mr. Weiss served as the Executive Vice President and Chief Operating Officer of Cooper, and from March 2007 to March 2008, he also served as President of CooperVision, Cooper’s contact lens subsidiary. Prior to that, he served as Cooper’s Chief Financial Officer from September 1989 to January 2005 and held the additional title of Executive Vice President from October 1995 until November 2007. From March 1984 until October 1995, he served at Cooper in various other roles, including Senior Vice President, Vice President and Corporate Controller. Mr. Weiss also serves on the board of trustees of the University of Scranton. Mr. Weiss holds a B.S. in Accounting from the University of Scranton.

Under our Corporate Governance Guidelines, in advance of his or her nomination, each director submits a contingent, irrevocable resignation that the Board may accept if that director fails to be elected by a majority of votes cast. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept such resignation, which the Board will promptly consider. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

How Votes Are Counted

Stockholders are not entitled to cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the stockholders. To be elected, directors must receive a majority of votes cast, meaning that the number of shares voted “For” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. You may vote either “For” or “Against” each director nominee or you may abstain. Abstentions will not be counted for purposes of determining the number of votes cast with respect to the election of such a director, and thus will have no effect on the outcome of the vote. Broker non‑votes will have no effect on the outcome of the vote.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE TWO NOMINEES FOR CLASS I DIRECTOR LISTED ABOVE.

Proposal Two

Advisory Vote To Approve The

Compensation Of Our Named Executive Officers

(“Say‑on‑Pay” Vote)

General

We are submitting to our stockholders for approval, on an advisory (non‑binding) basis, the compensation of our named executive officers (“NEOs,” or each, an “NEO”) as disclosed in this Proxy Statement in accordance with the SEC’s rules (a “say‑on‑pay” vote). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. In this proposal, we are asking our stockholders to provide advisory approval of the compensation of our NEOs, as such compensation is described in “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this Proxy Statement. We have held a say-on-pay vote annually since our first say-on-pay vote in 2011 and our next say-on-pay vote will be held at next year’s annual meeting of stockholders.

The Compensation Committee of our Board (the “Compensation Committee”) considers the results of each annual stockholder advisory vote on the compensation of our NEOs and stockholder feedback on our executive compensation program. At our 2018 Annual Meeting of Stockholders, approximately 87.9% of votes cast were voted in favor of the compensation of our then-named executive officers and, indirectly, our executive compensation program. The Compensation Committee viewed these results as continued support for our executive compensation program and, as a result, continued to apply the same general principles and philosophy as in the prior fiscal year to our executive compensation programs, policies and practices for fiscal 2019 and kept such programs consistent with the prior fiscal year, other than the recalibration of our long-term incentive compensation program, which is discussed in more detail in “Compensation Discussion and Analysis” below.

Summary of Fiscal 2019 Executive Compensation Program

Our executive compensation program is designed to enable us to attract, retain, motivate and appropriately reward the individuals who can help us successfully execute our business strategy and promote the best interests of our stockholders. In deciding how to vote on this proposal, the Board urges you to consider the following factors, which are more fully discussed in “Compensation Discussion and Analysis” below:

•

We provide reasonable base salaries.  We target our NEO base salaries at the middle of the competitive market (as reported in the Radford April 2018 High‑Tech Industry Survey) for companies with $200 million to $500 million in annual revenue and based on an analysis of the compensation practices of a peer group of 13 medical device companies with whom we compete for executive talent, which are in our industry sector and/or which have comparable financial and organizational characteristics. In an effort to maintain this positioning and to appropriately reflect executive performance and responsibilities in fiscal 2019, the base salaries for certain of our NEOs were moderately increased, including an increase of approximately 2.0% for our Chief Executive Officer (“CEO”), whose last base salary increase was in fiscal 2017. Certain other NEOs received larger increases to their base salaries as a result of taking on additional responsibilities or a promotion.

•	We link pay to performance.
•

The fiscal 2019 annual bonus pool was funded, in accordance with the funding methodology established at the beginning of the year, at approximately 101.8% of the target level. Each NEO’s annual cash incentive award was based solely on our actual performance as measured against three distinct performance measures and the Compensation Committee did not exercise any discretion to decrease the award for any executive. Accordingly, for fiscal 2019, each NEO who was eligible to receive an annual bonus (other than our CEO) received approximately 101.8% of his target cash incentive award opportunity, ranging from $225,233 to $427,000, with our CEO receiving an annual bonus of $880,346.

•

Our executives, including our NEOs, were granted stock options under our long-term incentive compensation program in fiscal 2019. Stock options, which are granted with exercise prices equal to the fair market value of our common stock on the date of grant, reward our executives only to the extent that our stock price increases following the date of grant and stockholders realize value. We believe the direct linkage between executive reward and stockholder value creation resulting from appreciation-based awards like stock options provides the appropriate alignment between executive interests and stockholder interests as well as pay for performance. In addition, given that unexercised options under our 2016 Equity Incentive Plan do not expire for up to ten years following the date of grant so long as the grantee remains a service provider to the Company, we believe that options can have a greater retentive effect and provide a longer-term incentive to our executives to perform well and maximize stockholder value when compared to other equity awards that expire in shorter time periods. Accordingly, for fiscal 2019, each NEO, other than our CEO, was granted an option to purchase shares of our common stock ranging from 208,100 shares to 374,000 shares, with our CEO receiving an option to purchase 1,625,000 shares of our common stock. Please see “—Long-term Incentive Compensation” below for additional information regarding our long-term incentive compensation program.

•

With respect to the market stock unit (“MSU”) awards granted in fiscal 2016 and 2017, the Compensation Committee calculated the number of shares of our common stock earned using a sliding scale based on stock price performance above and below the Russell 2000 Index, up to a maximum of 150% of the target number of shares. Each of the MSU awards granted in fiscal 2016 and 2017 had two performance periods, beginning on November 1, 2015 for those granted in fiscal 2016 and November 1, 2016 for those granted in fiscal 2017. The first performance period for the awards granted in fiscal 2016 ended October 31, 2017 and the second performance period ended on October 31, 2018. The first performance period for the MSU awards granted in fiscal 2017 ended October 31, 2018 and the second performance period ends on October 31, 2019. For the second performance period related to the MSU awards granted in fiscal 2016 and the first performance period related to the MSU awards granted in fiscal 2017, the Compensation Committee determined that the performance requirements were not met and all shares reserved for issuance with respect to the second and first performance period under the fiscal 2016 MSU (“2016 MSU Program”) program and fiscal 2017 MSU program (“2017 MSU Program”), respectively, were cancelled.

•

We have reasonable employment agreements.  Each NEO’s employment agreement has reasonable post‑employment cash payment and benefit levels and contains a “double trigger” acceleration provision for unvested and unearned equity awards in the event of a change in control of the Company. For the terms of the employment agreements for our CEO and the other NEOs, please refer to the information set forth under “—Employment, Change in Control and Severance Arrangements”.

•

We mitigate unnecessary compensation‑related risk.  We have implemented robust Board and management‑level processes to identify compensation‑related risks, and we mitigate undue risk with business controls, including limits on payout levels under our annual cash incentive award plan and a compensation recovery (“clawback”) policy that applies to both our annual cash incentive award and long‑term incentive compensation plans.

•

We have strong corporate governance standards.  The Compensation Committee has retained an independent compensation consultant and makes use of various analytical tools as part of its annual executive compensation review.

•

We have adopted stock ownership requirements.  The Compensation Committee believes it is important for our executives, including our NEOs, and non‑employee directors to hold a minimum amount of our equity securities in order to align their interests with those of our stockholders. Consistent with this belief, we have adopted stock ownership requirements for our executives and non‑employee directors. All of our executives and non‑employee directors are in compliance with these stock ownership requirements or are on track to be in compliance within the applicable timeframe specified in such requirements.

•

No hedging or pledging transactions allowed.  Our insider trading policy prohibits all of our employees, including our NEOs, and non‑employee directors from engaging any speculative transactions in Company securities, including purchasing on margin, holding Company securities in margin accounts, purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), engaging in short sales, engaging in transactions in derivative securities or engaging in any other forms of hedging transactions. Our employees, including our NEOs, and our non‑employee directors are also prohibited from pledging or using Company securities as collateral for loans.

•	We do NOT engage in the following compensation practices:
•	We generally do not provide perquisites or other personal benefits to our NEOs, except for those who are employed internationally in accordance with local customs.
•

We do not currently offer pension arrangements, retirement plans (other than our Section 401(k) employee savings plan), or nonqualified deferred compensation plans or arrangements to our senior executives, including our NEOs, except for those who are employed internationally in accordance with local customs and regulations.

•	We do not provide excise tax gross‑ups.

The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

How Votes Are Counted

The proposal requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the same effect as a vote against the proposal. Broker non‑votes, if any, will have no effect on the outcome of the vote.

Because your vote is advisory, it will not be binding on the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and approving our executive compensation program, and the Board value the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions for our NEOs.

Board’s Recommendation

Based on the information provided above and within “Compensation Discussion and Analysis” in this Proxy Statement, we request that you indicate your support for our executive compensation philosophy, policies and practices by voting in favor of the following resolution:

“Resolved, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s NEOs as described in the Company’s 2019 Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables, and the other narrative compensation disclosures.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

Proposal Three

Ratification Of Appointment

Of Independent Registered Public Accounting Firm

General

The Audit Committee of our Board (the “Audit Committee”) has selected Grant Thornton LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending June 30, 2020. Grant Thornton LLP has audited our consolidated financial statements since fiscal year 2007.

Stockholder ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020 is not required by law, the Nasdaq Stock Market (“Nasdaq”) listing requirements, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws (“Bylaws”). However, our Board is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Grant Thornton LLP. Even if the selection is ratified, we may appoint a different independent registered public accounting firm during the fiscal year if the Audit Committee determines that such a change would be in the best interests of our Company and our stockholders.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Services

The Audit Committee is directly responsible for the appointment, compensation and oversight of our independent auditors. The Audit Committee retained Grant Thornton LLP to audit our consolidated financial statements for the fiscal year ended June 30, 2019. The estimated aggregate fees billed by Grant Thornton LLP for all services relating to fiscal 2019 and 2018 are as follows:

	Fiscal Year Ended June 30,
Service Category	2019	2018
Audit Fees(1)	$2,300,550	$2,274,006
Audit Related Fees	—	—
Tax Fees	12,797	—
All Other Fees	—	—
Total	$2,313,347	$2,274,006

(1)

Audit fees primarily consist of fees for professional services performed for the audit of our consolidated annual financial statements and the review of our unaudited quarterly financial statements. Audit fees also include fees for the audit of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes‑Oxley Act of 2002, issuance of consents and fees for statutory audits.

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of our consolidated financial statements included in our Annual Report, for the review of our financial statements included in our quarterly reports on Form 10‑Q, for the review of registration statements and issuance of consents and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements except those not required by statute or regulation; “audit‑related fees” are fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements, including attestation services that are not required by statute or regulation; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre‑approves all audit and permissible non‑audit services provided by the independent registered public accounting firm. These services may include audit services, audit‑related services and tax services, as well as, to a very limited extent, specifically designated non‑audit services that, in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre‑approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre‑approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre‑approve particular services on a case‑by‑case basis, as required.

How Votes Are Counted

The proposal requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the same effect as a vote against the proposal. Broker non‑votes, if any, will have no effect on the outcome of the vote.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2020.

Audit Committee Report

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and internal control systems, the appointment, compensation, retention and oversight of Grant Thornton LLP, our independent registered public accounting firm, and audits of our financial statements, all pursuant to the Audit Committee’s written charter. Grant Thornton LLP reports directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from our Company for such advice and assistance.

Management is responsible for preparing our financial statements and for our financial reporting processes, accounting policies, systems of internal controls and disclosure controls and procedures. For our fiscal year ended June 30, 2019, Grant Thornton LLP was responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. Grant Thornton LLP was also responsible for performing an independent audit and expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States. In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed our audited financial statements for fiscal 2019 with our management.
2.

The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, and Rule 2‑07 of SEC Regulation S‑X.

3.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP its independence.

4.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10‑K for the fiscal year ended June 30, 2019, for filing with the SEC.

Audit Committee Of The Board Of Directors

Joseph E. Whitters, Chairperson

Elizabeth Dávila

Robert S. Weiss

The foregoing Audit Committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

Compensation Discussion And Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding the fiscal 2019 compensation program for our Named Executive Officers (“NEOs”), which includes our principal executive officer, our principal financial officer, our former principal financial officer and our other three most highly-compensated executive officers who at fiscal year‑end were as follows:

Current NEOs	Title
Joshua H. Levine	President and Chief Executive Officer (“CEO”)
Shigeyuki (“Shig”) Hamamatsu (1)	Senior Vice President and Chief Financial Officer (“CFO”)
Andy Kirkpatrick	Senior Vice President, Chief Operations Officer
Patrick Spine	Senior Vice President, Chief Administrative Officer
(1)	Mr. Hamamatsu was appointed as our CFO effective November 19, 2018

Former NEOs	Title
Kevin Waters (1)	Former Senior Vice President, Chief Financial Officer
Lionel Hadjadjeba (2)	Former Senior Vice President, Chief Commercial Officer
(1)	Mr. Waters resigned from the Company effective October 1, 2018
(2)	Mr. Hadjadjeba was terminated from the Company effective August 31, 2019

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2019. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee arrived at its specific compensation decisions for our NEOs in fiscal 2019 and discusses the key factors that the Compensation Committee considered in determining NEO compensation, which included stockholder feedback and the results of our 2018 say-on-pay vote.

Executive Summary

Fiscal 2019 Business Highlights

In fiscal 2019, we achieved improved financial results, including the following:

•	Recorded the first full year of operating profit since 2011, the year in which we acquired TomoTherapy Incorporated;
•	Implemented a cost-savings initiative designed to save $15 million;
•

Generated gross system dollars into backlog of $346.4 million (measured on a constant foreign currency basis using exchange rates set in the fourth quarter of fiscal 2018), which was 104% of the pre-established target level under our Company Bonus Plan;

•

Achieved total revenue of $425.3 million (measured on a constant foreign currency basis using exchange rates set in the fourth quarter of fiscal 2018), which was 100% of the pre-established target level under our Company Bonus Plan and represented a twelve percent increase compared to the prior fiscal year (without adjusting for currency fluctuation); and

•	Achieved adjusted EBITDA (excluding bonus accrual and certain other costs) of $40.5 million, which was 95% of the pre-established target level under our Company Bonus Plan.

In addition, during the third quarter of fiscal 2019, in furtherance of our growth strategy, we entered into a joint venture contract with CNNC High Energy Equipment (Tianjin) Co., Ltd, a subsidiary of China Isotope and Radiation Corporation, through our subsidiary, Accuray Asia Limited. Pursuant to the joint venture contract (the “Joint Venture Contract”), we established the joint venture entity, CNNC Accuray (Tianjin) Medical Technology Co., Ltd (the “JV”), in which we own a 49% interest. We believe that China represents one of the largest growth opportunities for radiation therapy systems and, accordingly, is a significant component of our long-term growth strategy. The JV was formed to sell and eventually manufacture our radiation oncology systems in China and is intended to expand our presence in China by helping meet critical market demand resulting from the issuance of new license quotas by the China Ministry of Health for Class A and Class B radiation systems and to also address longer-term unmet needs. While the JV began selling products in China in July 2019 after receipt of the requisite licensure, we expect that successfully operationalizing and managing the JV will continue to require significant dedication from our employees, including our NEOs.

The impact of our performance on the fiscal 2019 annual cash incentive award opportunities of our NEOs is described in the next section and further discussed under the heading “Fiscal 2019 Cash Incentive Award Opportunities and Payouts” below.

Fiscal 2018 Say on Pay Vote and Stockholder Engagement

Our Board and management are committed to maintaining sound and effective compensation and governance programs, with policies and programs reflecting best practices and geared to building value for our stockholders. At our 2018 Annual Meeting of Stockholders, approximately 87.9% of votes cast were voted in favor of the compensation of our then-named executive officers and, indirectly, our executive compensation program.

In evaluating our compensation program and practices for fiscal 2019, the Compensation Committee was mindful of the results of our fiscal 2018 say-on pay vote as well as other discussions with stockholders. Taking in account stockholder feedback and historical voting results, as well as other factors described in “—Long-term Incentive Compensation” below, the Compensation Committee recalibrated the long-term incentive compensation program for fiscal 2019 to provide for greater focus on long-term share price appreciation to more closely align the interests of our executives to the long-term interests of stockholders and promote retention. The Compensation Committee otherwise continued to apply the same general principles and philosophy as in the prior fiscal year in determining other components of executive compensation.

We continue to have periodic ongoing discussions with our stockholders to understand their perspectives and to communicate on a variety of corporate governance topics, including our executive compensation practices. The Company’s executive officers have directly engaged stockholders in many diverse ways, including quarterly conference calls; numerous investor meetings, which included in-person sessions and telephone calls with stockholders; presentations at various investor and industry conferences and individual meetings initiated by both the Company and stockholders. We strive to make these events an open forum to actively engage our stockholders in dialogue about all matters, from our financial and operational trends to governance issues, including executive compensation. These interactions allow investors the opportunity to meet, ask questions of, and provide advice to, our executive team. We value the insights gained from our discussion with our stockholders and find them to be helpful even when points of view vary. The Compensation Committee, as well as the independent members of our Board, consider stockholder feedback when adopting policies affecting our executive compensation program. We will continue to seek opportunities for dialogue with our stockholders on executive compensation and other matters on an ongoing basis.

Fiscal 2019 Executive Compensation Highlights

Based on its desire to incentivize our senior leadership team for fiscal 2019, which it believes embodies the appropriate experience and skills to successfully execute our long-term business objectives, and to address significant retention concerns in light of the voluntary departures of three of our senior executives in fiscal 2019, including our former CFO and our former General Counsel, the Compensation Committee (and, in the case of our CEO, the independent members of our Board) took the following actions with respect to the compensation of our NEOs:

Base Salaries

•As part of its annual compensation review, annual base salaries for certain of our NEOs were moderately increased, including an increase of approximately 2.0% for our CEO, whose last base salary increase was in fiscal 2017. Certain other NEOs received larger increases to their base salaries as a result of taking on additional responsibilities or a promotion.

Annual Cash Incentive Awards

•Selected gross orders to backlog, revenue and adjusted EBITDA as the performance measures for our Company Bonus Plan for fiscal 2019.

•Based on our actual performance with respect to such measures, determined that the fiscal 2019 annual cash incentive award payouts under our Company Bonus Plan for our NEOs, collectively, equaled approximately 101.8% of their aggregate target annual cash incentive award opportunity.

•For fiscal 2019, our NEOs (other than our CEO) received annual cash incentive award payouts in amounts ranging from $225,233 to $427,000, with our CEO receiving a payout in the amount of $880,346.

Annual “Refresh” Equity Awards

•Recalibrated our long-term incentive compensation program with respect to our NEOs to provide fiscal 2019 “refresh” equity awards solely in the form of options to purchase shares of our common stock.

•Granted the fiscal 2019 “refresh” option awards to our NEOs with a higher grant date fair value in fiscal 2019 with a view that “refresh” equity grants to such NEOs in fiscal 2020 would have a lower grant date fair value than such awards would otherwise have had.

•Specifically, our NEOs (other than our CEO) received annual “refresh” awards consisting of options to purchase shares of our common stock at an exercise price of $4.10 per share in amounts ranging from 208,100 shares to 374,000 shares of our common stock. Our CEO received an annual “refresh” award consisting of an option to purchase 1,625,000 shares of our common stock at an exercise price of $4.10 per share.

•Rationales for using options and providing a higher grant date fair value in fiscal 2019 include:

•Driving an immediate, strong alignment between our NEOs’ interests and the interests of our stockholders by (i) using an equity vehicle that does not allow our NEOs to realize value unless our stock price increases and (ii) tying a significant portion of our NEOs’ total direct compensation to such equity vehicle;

•Providing greater motivation to our NEOs in fiscal 2019 to effectively execute our near-term and long-term growth strategy, including executing the Joint Venture Contract and establishing the JV in China prior to the end of fiscal 2019; and

•Providing meaningful retention to our NEOs, especially in light of the recent voluntary resignations of senior executives discussed in more detail below, through (i) a “refresh” award with a higher grant date fair value in fiscal 2019 relative to fiscal 2020 and (ii) the use of option awards having a four-year vesting schedule and an expiration date up to ten years from the date of grant, which the Compensation Committee believed would have greater long-term retentive effects compared to other equity award types that have shorter vesting or performance periods and settle or expire earlier.

Retention Equity Award

•Following the voluntary resignation of Mr. Waters, our former CFO, Mr. Hamamatsu and other key employees of the Company received a grant of restricted stock units (“RSUs”) as part of the Company’s retention efforts. Mr. Hamamatsu’s retention RSU grant covered 25,000 RSUs and was made in August 2018.

“Pay-for-Performance”

We believe that there should be a strong relationship between pay and performance, and our executive compensation program reflects this belief. In particular, annual cash incentive award opportunities and long-term incentive compensation in the form of equity awards represent a majority of the target total direct compensation opportunities of our executive officers, including our NEOs, as reflected in the charts below. These variable compensation elements are considered “at risk” as they are directly dependent upon the achievement of pre-established performance objectives and/or stock price performance.

We have structured our annual cash incentive opportunities to focus on the achievement of specific short-term financial performance goals that are aligned with our business strategy and will further our longer-term growth objectives. As such, our annual Company Bonus Plan only funds if we achieve multiple pre-established financial performance objectives, placing our NEOs’ target annual cash incentive opportunities entirely at risk.

Our long-term incentive compensation program, which previously focused on a mixture of performance-based awards, service-based awards and appreciation-based awards was adjusted for fiscal 2019 to be comprised entirely of appreciation-based options to purchase shares of our common stock. The Compensation Committee believes that options have greater retentive value than the other forms of equity awards that have historically been granted to our executives and are also a highly effective performance-based vehicle for delivering long-term incentive compensation as our executive officers realize value from the awards only if our stock price increases over time and sustains such increase through the options’ four-year vesting period. Further discussion of our long-term incentive compensation program can be found in “—Long-term Incentive Compensation” below.

The following charts illustrate the breakdown of the fiscal 2019 target total direct compensation opportunities for our NEOs between base salary, target annual cash incentive opportunities and long-term incentive compensation in the form of equity awards, which are further discussed under the heading “Compensation Elements” below.

The following chart illustrates the allocation of the fiscal 2019 target and realized direct compensation for our NEOs between salary, annual cash incentive opportunities and long-term incentive compensation in the form of equity awards. Based on our financial performance in fiscal 2019 relative to the financial performance measures set forth in our Company Bonus Plan, a significant portion of the “at‑risk” cash compensation of our NEOs was earned because we achieved the pre-determined performance metrics. As a result, the Company Bonus Plan was funded at approximately 101.8% of target and each NEO received a corresponding percentage of his target annual cash incentive award opportunity. In contrast, due to our stock price performance, which faced downward pressure resulting in part from industry conditions, none of the appreciation-based stock options granted during or prior to fiscal 2019 to our NEOs, including our CEO, were in-the-money based on the closing price of our common stock on June 28, 2019, the last business day of our fiscal 2019, demonstrating the option awards’ strong alignment between stockholder value creation and executive compensation.

In addition, as a result, at least in part, of our performance in fiscal 2019, no shares of our common stock were earned or issued with respect to (i) the second performance period (beginning on November 1, 2015 and ending on October 31, 2018) under our fiscal 2016 MSU program and (ii) the first performance period (beginning on November 1, 2016 and ending on October 31, 2018) under our fiscal 2017 MSU program.

Target total direct compensation in the chart above includes base salary, target annual cash incentive award opportunity and the grant date fair value of equity awards but excludes other compensation as reported in the Fiscal 2019 Summary Compensation Table under “Executive Compensation” below. Realized compensation includes base salary paid, the actual cash incentive award paid and the value of time‑based RSUs granted prior to, but vesting in, fiscal 2019. None of the MSUs granted in fiscal 2016 or fiscal 2017 were earned for the performance period ending in fiscal 2019 and no stock options were exercised by our executive officers, other than options exercised by our former CFO after his departure from the Company. Further, at the highest point of our stock price in fiscal 2019, approximately 13% of the total options outstanding held by our CEO would have generated realizable value to our CEO, amounting to approximately $0.78 per share of net realizable value, based on a weighted average exercise price of $4.62 per share. In contrast, on June 28, 2019, the last business day of fiscal 2019, our closing stock price was $3.87 and none of the options outstanding held by our CEO would have generated any realizable value.

What Guides Our Program

Compensation Philosophy

To achieve our objectives, we need a highly talented and seasoned management team with the integrity, skills and dedication necessary to oversee a dynamic and growing organization and the vision to anticipate and respond to future market developments. Our executive officers must be capable of fulfilling our long‑term business strategy, including expanding the growth of our products into the market.

Accordingly, the overarching compensation philosophy approved by the Compensation Committee for fiscal 2019 was grounded in the following principles and objectives:

Pay for Performance	Emphasize “variable” pay that is tied to the achievement of specific, pre-established performance objectives or stock price appreciation over “fixed” pay
Stockholder Alignment

Effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with sustainable long-term value growth for our stockholders

Attract, Retain and Motivate	Attract, retain and motivate talented executives who can develop, implement and deliver on long-term value creation strategies
Balance the Short- and Long-Term Perspective

Provide a balance of short-term cash incentive bonuses to motivate execution of near-term objectives while also placing a heavier emphasis on long-term equity compensation to focus our executives on our long term strategic and financial goals

Market Competitiveness	Use industry appropriate compensation packages that are competitive with those made available to executives at companies with which we compete for executive talent

Consistent with this philosophy, a significant portion of our NEOs’ target total direct compensation in fiscal 2019 was comprised of variable cash incentives (i.e., annual bonus opportunities) and equity‑based compensation, consisting of stock options, in order to align compensation with our business performance and the long‑term interests of our stockholders.

The compensation ultimately earned by our NEOs in fiscal 2019 reflects the fact that we achieved our financial performance objectives for fiscal 2019 under our Company Bonus Plan. As a result of our financial performance in fiscal 2019 compared to our annual operating plan, above‑target annual cash incentive awards were earned by our NEOs in accordance with the terms of our Company Bonus Plan (described below). In contrast, as a result of our stock price performance, the equity-based compensation granted in fiscal 2019 did not have any realizable value as of June 28, 2019, the last business day of fiscal 2019, even assuming such awards were exercisable on such date and no shares of our common stock were earned or issued in respect of (i) the second performance period beginning on November 1, 2015 and ending on October 31, 2018 under the 2016 MSU Program and (ii) the first performance period beginning on November 1, 2016 and ending on October 31, 2018 under the 2017 MSU Program.

Compensation Elements

During fiscal 2019, the compensation of our executive officers, including our NEOs, consisted of the following elements:

Element	Primary Objectives
Base Salary	•Fairly and competitively compensate our executive officers •Provide a stable component to the compensation program
Annual Cash Incentives	•Reinforce performance-based culture •Provide executive officers incentive to achieve challenging corporate performance objectives •Align corporate performance objectives with our business strategy
Long-Term Incentive Compensation

•Align executive officer interests to those of our stockholders

•Serve as an important retention tool in a highly competitive environment

•Incentivize future performance of our executive officers to execute our long-term strategy and create value for stockholders

•Reward past corporate and individual performance

Governance Standards and Executive Compensation Practices

We maintain sound corporate governance standards as reflected in our executive compensation policies and practices. The following policies and practices were in effect in fiscal 2019:

What We Do	What We Do Not Do
Double-Trigger Equity Acceleration	No-Single Trigger Change in Control Arrangements
Clawback Policy	No Special Perquisites
Stock Ownership Requirements	No Special Retirement Plans
Annual Risk Assessment and Say-on-Pay Vote	No Option Backdating or Repricing
Independent Compensation Consultant	No Hedging or Pledging
Independent Compensation Committee	No Tax Gross Ups
No Current Equity Compensation Plans with Evergreen Provisions
No Guaranteed Base Salary Increases
No Compensation Committee Interlock

•

“Double-Trigger” Equity Acceleration. Our executive officers’ employment agreements contain “double trigger” acceleration provisions for equity awards, which requires both a change in control of the Company and an involuntary termination of employment before the vesting of outstanding and unvested equity awards is accelerated.

•

Compensation Recovery (“Clawback”) Policy. Each of our Company Bonus Plan, 2007 Incentive Award Plan, and the 2016 Equity Incentive Plan include provisions allowing for potential recovery of performance‑based or incentive compensation paid to our executive officers if (i) we are required to restate our financial results or materially reduce publicly disclosed backlog figures and (ii) the compensation received by our executive officers who received awards under such plans is greater than would have been paid or awarded if calculated based on the restated financial results or the materially reduced backlog figures.

•

Stock Ownership Requirements. We have adopted stock ownership requirements for our executive officers and non‑employee directors. All of our executive officers and non‑employee directors are in compliance with these stock ownership requirements or are on track to be in compliance within the applicable timeframe specified in such requirements.

•

Annual Risk Assessments and Say-on-Pay Vote. The Compensation Committee directs our independent compensation consultant to conduct an annual review of our compensation policies and practices and respective risk profiles as described in “Corporate Governance and Board of Directors Matters—Compensation Risk Considerations” below. In addition, we hold say-on-pay votes annually, which the Compensation Committee reviews to determine support of our executive compensation program as described in “Proposal Two—Advisory Vote to Approve the Compensation of Our Name Executive Officers” above.

•	Independent Compensation Consultant. The Compensation Committee has engaged its own independent compensation consultant.
•

Independent Compensation Committee. Each member of our Compensation Committee is independent under the applicable rules and regulations of the Securities and Exchange Commission, Nasdaq and the Internal Revenue Code applicable to Compensation Committee members.

•	No Single-Trigger Change in Control Arrangements. We do not provide our executive officers with single trigger change in control severance benefits.
•

No Special Perquisites. Generally, we do not provide perquisites or other personal benefits to our senior executives, including our NEOs, except for Mr. Hadjadjeba who was employed by our Swiss subsidiary and received certain perquisites and other personal benefits in accordance with local custom. Our executive officers participate in our broad‑based company‑sponsored health and welfare benefits programs on the same basis as our other full‑time, salaried employees.

•

No Special Retirement Plans. We do not currently offer pension arrangements, retirement plans (other than our Section 401(k) employee savings plan) or nonqualified deferred compensation plans or arrangements to our senior executives, including our NEOs, except for Mr. Hadjadjeba who was employed by our Swiss subsidiary and received contributions to a pension fund in accordance with local custom and regulations.

•	No Option Backdating or Repricing. We do not allow backdating or repricing of our option awards.
•

No Hedging or Pledging. Our insider trading policy prohibits our employees, including our NEOs, and our non-employee directors from engaging any speculative transactions in our securities, including purchasing on margin, holding Company securities in margin accounts, purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), engaging in short sales, engaging in transactions in derivative securities or engaging in any other forms of hedging transactions. Our employees, including our NEOs, and our non-employee directors are also prohibited from pledging or using our securities as collateral for loans.

•	No Tax “Gross-Ups.” We do not provide excise tax “gross-ups” to our executive officers under any circumstances.
•	No Current Equity Compensation Plans with Evergreen Provisions. Our current equity compensation plans do not contain evergreen provisions.
•	No Guaranteed Base Salary Increases. We do not guarantee our executive officers base salary increases.
•

No Compensation Committee Interlock. There is no interlock among our Compensation Committee members as described in “Corporate Governance and Board of Directors Matters—Compensation Committee Interlocks and Insider Participation.”

Compensation Setting Process

Role of Compensation Committee and the Board

The Compensation Committee oversees our executive compensation philosophy and administers our executive compensation program. The Compensation Committee is responsible for reviewing the performance and approving the compensation of our executive officers, including our NEOs (other than our CEO). The independent members of our Board are responsible for reviewing the performance of our CEO and approving his compensation. The Compensation Committee is also responsible for reviewing and recommending to the Board the compensation of our non‑employee directors and establishing and regularly reviewing the compensation and benefits policies for our executive officers. For additional information on the Compensation Committee, including the scope of its authority, see “Corporate Governance and Board of Directors Matters—Compensation Committee,” below.

At the beginning of each fiscal year, the Board, after consulting with management, establishes our corporate performance objectives, and the Compensation Committee, after consulting with management, reviews and approves the individual performance objectives for each executive officer (other than our CEO) and makes decisions with respect to any base salary adjustment, target annual cash incentive award opportunities and equity awards for our executive officers, including our NEOs (other than our CEO), for the upcoming fiscal year. The independent members of the Board, based on the recommendations of the Compensation Committee, approve the individual performance objectives for our CEO and make decisions with respect to his base salary adjustment, target annual cash incentive award opportunity and equity awards. After the end of the fiscal year, the Compensation Committee assesses the performance of our executive officers, including our NEOs (other than our CEO), to determine the payouts for the annual cash incentive award opportunities for the previous year, and the independent members of the Board assess the performance of our CEO to determine his annual cash incentive award payout in light of the previously established performance objectives.

Role of Management

To aid in its deliberations, each fiscal year our CEO provides recommendations to the Compensation Committee regarding the individual compensation elements for each of our executive officers, including our NEOs (other than himself). Prior to formulating these recommendations, our CEO conducts an annual performance review of our other executive officers to evaluate their performance for the prior fiscal year based on the objectives previously established by the Compensation Committee. Our CEO then presents the results of these evaluations, along with his recommendations with regard to their compensation for the current fiscal year, including base salary adjustments, target annual cash incentive award opportunities and payouts and equity awards, to the Compensation Committee for its consideration. In advance of making such recommendations, our CEO often reviews market data provided by the Compensation Committee’s independent compensation consultant and takes into consideration such factors as our compensation philosophy, achievement of individual performance goals and objectives and internal pay equity.

Our CEO also assists the Board in formulating our performance objectives for that fiscal year and the Compensation Committee in developing the individual performance objectives for each executive officer. The Compensation Committee reviews, discusses and modifies such recommendations as they deem appropriate and then recommends to the Board for approval.

Similarly, our CEO’s performance is reviewed annually by the Compensation Committee as well as the other independent members of the Board as part of their deliberations with respect to his compensation. The Compensation Committee makes recommendations regarding the compensation of our CEO to the independent members of the Board, who approve all elements of our CEO’s compensation.

Typically, our CEO is present at Compensation Committee meetings where executive compensation and corporate and individual performance are discussed and evaluated (except when his own compensation and performance are determined or reviewed). From time to time, our CFO, General Counsel and Chief Administrative Officer, who oversees our Human Resources function, may also attend Compensation Committee meetings at which executive compensation matters are discussed and participate in those discussions (except when their own compensation and performance are discussed).

Role of Independent Compensation Consultant

The Compensation Committee has retained Compensia, Inc. (“Compensia”) as its advisor to provide advice with respect to our executive and non‑employee director compensation programs. Compensia advises the Compensation Committee with respect to trends in executive compensation, the development of the Peer Group (as defined below), the determination of compensation programs, the assessment of competitive pay levels and mix (for example, the proportion of fixed pay to incentive pay and the proportion of annual cash pay to long‑term incentive pay) and setting compensation levels. Compensia also consults with the Compensation Committee to formulate and design new programs to better align management performance with the interests of our stockholders.

Compensia did not perform any other services for us or the Compensation Committee in fiscal 2019. Based on its review, the Compensation Committee has determined that Compensia’s services did not raise any conflict of interest and, after consideration of the factors set forth in the rules of the Securities and Exchange Commission and the Nasdaq Listing Rules, determined that Compensia was independent within the meaning of those rules.

Peer Group

For fiscal 2019, the Compensation Committee determined the compensation of our executive officers, including our NEOs, including the allocation between cash and equity compensation based on an analysis of the data reflected in the Radford April 2018 High‑Tech Industry Survey (the “Radford Survey”) for companies with $200 million to $500 million in annual revenue, as well as an assessment of our performance and compensation practices against a peer group of 13 medical device companies (the “Peer Group”) with whom we compete for executive talent, which are in our industry sector or which have comparable financial and organizational characteristics (collectively, the “Relevant Market Data”). The Peer Group of 13 medical device companies was recommended by Compensia and submitted to the Compensation Committee for its review and approval. The final Peer Group for fiscal 2019 was approved by the Compensation Committee in September 2018.

The criteria used to develop the fiscal 2019 Peer Group include the following:

Primary Factors:

•	Similar business focus (i.e., companies that develop and design highly technical medical devices);
•	Annual total revenue of approximately $200 million to $500 million; and
•	Headquartered in the United States.

Secondary Factors:

•	Employee population of up to approximately three and a half times our number of employees; and
•	Market capitalization of up to approximately four times our market capitalization.

As a result of certain changes in the criteria used to develop the fiscal 2019 Peer Group, the composition of the peer group significantly changed from the prior fiscal year. The fiscal 2019 Peer Group is set forth below:

AngioDynamics, Inc.	Lantheus Holdings, Inc.	NxStage Medical, Inc.
CONMED Corporation	Meridian Bioscience Inc.	Orthofix International N.V.
Cutera, Inc.	Merit Medical Systems, Inc.	RTI Surgical Holdings, Inc.
Endologix Inc.	Natus Medical Incorporated	ViewRay, Inc.
K2M Group Holdings, Inc.

The following table summarizes our relative positioning to the fiscal 2019 Peer Group when the Compensation Committee conducted its annual review of our executive compensation program at the end of fiscal 2018.

Criteria	Accuray FY 2018	Target for Peer Group	2019 Peer Group Median (Data as of 6/30/18)
Revenue ($MM)	$405	0.5x - 2.5x	$329
Market Capitalization ($MM)	$330	0.5x - 4.0x	$798
Employees	998	0.5x - 3.5x	858

The Compensation Committee annually reviews the composition of the Peer Group to ensure it is the most relevant set of companies to use for comparison purposes.

In evaluating the base salaries of our executive officers for fiscal 2019, establishing target annual cash incentive award opportunities and granting equity awards, the Compensation Committee reviewed the Relevant Market Data to inform its decisions on individual compensation elements, in particular the competitive reasonableness of such elements and to ensure that its decisions were consistent with our compensation philosophy and strategy. While the Compensation Committee considered the Relevant Market Data, it did not make its decisions solely based on targeting compensation to specific benchmarks against the Relevant Market Data. Instead, the Compensation Committee took an approach consistent with its intention to (i) set performance objectives for cash incentive compensation so that target level payouts would only be made if our executive officers and the Company performed at a superior level that would be difficult to achieve and (ii) provide our executive officers with the ability to earn above‑market compensation for exceptional performance that furthered our long-term financial and strategic goals.

Tally Sheets

As part of our annual executive compensation approval process, with the assistance of Compensia, the Compensation Committee reviews each executive officer’s compensation history for the past five years or, if an executive officer was hired within the past five years, since his or her date of hire, including each compensation element and how it compared to the Relevant Market Data for the fiscal year. The Compensation Committee also reviews tally sheets setting forth the expected value of annual compensation and benefits for each NEO, including base salaries, potential annual cash incentive payouts and minimum and maximum levels, long‑term incentive compensation, including the mix of equity awards and the number of shares of our common stock subject to outstanding stock options, RSU and MSU awards granted, including the fair value at grant, and the annualized cost of other benefits.

These tally sheets also set forth the accumulated value of the compensation and benefits for each NEO, including the accumulated value of equity awards and the accumulated value of potential payouts under different separation from employment scenarios, including under our post‑employment compensation arrangements. Reviewing tally sheets each year facilitates the Compensation Committee’s evaluation of the reasonableness of the total accumulated value of the compensation and benefits provided to each NEO. For fiscal 2019, the tally sheets served to assist the Compensation Committee and, in the case of our CEO, the independent members of the Board, in understanding the total annual compensation opportunity for each executive officer and relative compensation among our executive officers, but did not affect any specific decision relating to our NEOs’ compensation.

Fiscal 2019 Executive Compensation Program in Detail

Base Salary

We believe that a competitive base salary is the essential foundation to providing an appropriate total direct compensation package for our executive officers, including our NEOs. We use base salary to fairly and competitively compensate our executive officers for the jobs we ask them to perform. We view base salary as the most stable component of our executive compensation program, as this amount is not at risk.

The Compensation Committee and, in the case of our CEO, the independent members of the Board, makes adjustments to base salary when it believes there is a deviation from market based on a review of the Relevant Market Data, when an individual is promoted or assumes an increase in responsibility or when the Compensation Committee determines that an individual’s performance warrants an adjustment. The Compensation Committee reviews the base salary levels of our executive officers each year to determine whether an adjustment is warranted.

For fiscal 2019, the Compensation Committee (and, in the case of our CEO, the independent members of our Board) increased the base salaries of our NEOs (including our CEO) from their final fiscal 2018 salary levels, as shown below:

Named Executive Officer	NEO Status	Fiscal 2018 Base Salary	Fiscal 2019 Base Salary(1)	% Change
Joshua H. Levine	Current NEO	$710,000	$724,200	2.0%
Shig Hamamatsu(2)	Current NEO	$325,000	$405,000	24.6%
Andy Kirkpatrick	Current NEO	$395,000	$415,000	5.1%
Patrick Spine(3)	Current NEO	$350,000	$375,000	7.1%

(1)	Fiscal 2019 base salaries set forth in this table were effective October 1, 2018, other than Mr. Hamamatsu, whose base salary increases are described in footnote (2) below.
(2)

Mr. Hamamatsu joined the Company as Vice President, Chief Accounting Officer in September 2017 with a base salary of $325,000, which was subsequently raised to $375,000 effective July 1, 2018. Effective November 19, 2018, Mr. Hamamatsu’s base salary was increased to $395,000 in connection with his promotion to Chief Financial Officer. Effective June 1, 2019, Mr. Hamamatsu’s base salary was increased to $405,000.

(3)

Mr. Spine joined the Company as Senior Vice President, Human Resources in April 2018 with a base salary of $350,000. Effective October 1, 2018, Mr. Spine’s base salary was increased to $375,000 in connection with his increased responsibilities for his new role as Chief Administrative Officer.

Named Executive Officer	NEO Status	Fiscal 2018 Base Salary	Fiscal 2019 Base Salary(1)	% Change
Kevin Waters(2)	Former NEO	$435,000	$435,000	—
Lionel Hadjadjeba(3)	Former NEO	$555,074	$560,654	1.0%

(1)	Fiscal 2019 base salaries set forth in this table were effective October 1, 2018.
(2)	Mr. Waters resigned from the Company effective October 1, 2018 and as such, did not receive an increase in base salary for fiscal 2019.
(3)

Mr. Hadjadjeba’s base salary was paid in Swiss Francs. Mr. Hadjadjeba’s base salary was CHF 551,972 at the end of fiscal 2018. Effective October 1, 2018 and through the remainder of fiscal 2019, Mr. Hadjadjeba’s base salary was CHF 557,520. The amounts set forth in the table above for Mr. Hadjadjeba reflect the conversion from CHF to U.S. dollars using the average exchange rate of 1.00562 for fiscal 2019. Mr. Hadjadjeba’s employment with the Company was terminated effective August 31, 2019.

The annual base salaries paid to our NEOs are reported in the Fiscal 2019 Summary Compensation Table under “Executive Compensation” below.

Annual Cash Incentives

Annual cash incentive awards under our Company Bonus Plan serve to reinforce our performance‑based culture. The Compensation Committee believes in providing our executive officers, including our NEOs, with a target total cash compensation opportunity above the market median tied to the achievement of challenging, pre‑established corporate performance objectives that are aligned with our business strategy. Historically, due to the challenging nature of the objectives that the Compensation Committee established, payouts under our Company Bonus Plan have averaged approximately 46% of their target level from fiscal 2013 through fiscal 2018. As with base salary, each executive officer’s target annual cash incentive award opportunity is set with reference to his performance over the previous fiscal year as evaluated by our CEO or, in the case of our CEO, the independent members of the Board, his experience and responsibilities, the critical nature of his position relative to our success, our retention needs, the Relevant Market Data and our CEO’s recommendation with respect to our other NEOs.

At the beginning of each fiscal year, the Compensation Committee reviews and approves the corporate performance measures and related target levels for the current fiscal year’s annual cash incentive awards and reviews and approves the target annual cash incentive award opportunity for each executive officer, including our NEOs, but excluding our CEO, whose target annual cash incentive award opportunity is reviewed and approved by the independent members of the Board. The table below sets forth, for fiscal 2018 and fiscal 2019, the target annual cash incentive award opportunity for each of our NEOs as a percentage of base salary and in absolute dollars. The Compensation Committee recognizes that the performance of certain of our NEOs has a greater potential to directly impact the successful implementation of our overall strategy and achievement of our financial and strategic performance and, given that the Company Bonus Plan only includes corporate performance objectives, the Compensation Committee believes it is appropriate that the target annual cash incentive award opportunities of these executive officers should be higher than the opportunities of other executive officers.

Fiscal 2019 Company Bonus Plan Target Annual Cash Incentive Award Opportunities

		Fiscal 2018 Target		Fiscal 2019 Target
Named Executive Officer	NEO Status	(%)	($)	(%)	($)
Joshua H. Levine	Current NEO	120	852,000	120	864,780
Shig Hamamatsu(1)	Current NEO	35	113,750	65.7	255,000
Andy Kirkpatrick	Current NEO	60	237,000	75	307,500
Patrick Spine(2)	Current NEO	50	175,000	60	221,250

(1)

Mr. Hamamatsu joined the Company as Vice President, Chief Accounting Officer in September 2017 with a target annual cash incentive award opportunity of 35% of base salary, which was increased to 50% of base salary effective July 1, 2018. Effective November 19, 2018, Mr. Hamamatsu’s target annual cash incentive award opportunity was increased to 75% of base salary in connection with his promotion to Chief Financial Officer. Mr. Hamamatsu’s target annual cash incentive award opportunity for fiscal 2019 was pro-rated based on the number of days before and after his appointment as Chief Financial Officer.

(2)	Mr. Spine joined the Company as Senior Vice President, Human Resources in April 2018 with a target annual cash incentive award opportunity of 50% of base salary.

		Fiscal 2018 Target		Fiscal 2019 Target
Named Executive Officer	NEO Status	(%)	($)	(%)	($)
Kevin Waters(1)	Former NEO	60	261,000	N/A	N/A
Lionel Hadjadjeba(2)	Former NEO	60	341,261	75	419,450

(1)	Mr. Waters resigned from the Company effective October 1, 2018 and as such, a target annual cash incentive award opportunity for fiscal 2019 was not approved for him.
(2)

Mr. Hadjadjeba’s target annual cash incentive award opportunity was paid in Swiss Francs. The amounts set forth in the table above reflect the conversion from CHF to U.S. dollars using the average exchange rate of 1.00562 for fiscal 2019. Mr. Hadjadjeba’s employment with the Company was terminated effective August 31, 2019.

Fiscal 2019 Company Bonus Plan Performance Objectives

All employees, including our NEOs, are eligible to participate in the Company Bonus Plan, which was adopted by the Compensation Committee. For fiscal 2019, our annual cash incentive awards were designed to reward our executive officers, including our NEOs, based solely on our financial performance. In establishing the fiscal 2019 cash incentive award program for our executive officers, including our NEOs, the Compensation Committee determined that their award opportunities should be directly linked to achieving multiple corporate financial performance objectives.

The bonus pool under the Company Bonus Plan would fund only if the corporate financial performance objectives established by the Compensation Committee were achieved at pre‑established threshold levels. Accordingly, if the bonus pool did not fund, no executive officer would be entitled to any annual cash incentive award payout under the Company Bonus Plan, regardless of his individual performance.

To the extent that the bonus pool was funded, the Company Bonus Plan entitled each executive officer to an actual cash incentive award payout as determined by the formula below, provided that the Compensation Committee could exercise negative discretion to reduce the overall funding percentage and/or to reduce any individual award payout:

For fiscal 2019, the Compensation Committee established three corporate financial performance measures: gross system dollars into backlog, total revenue and adjusted EBITDA for purposes of the Company Bonus Plan. These performance measures were applied in the same manner to all of our executive officers, including our NEOs. The Compensation Committee established target levels and minimum funding thresholds with respect to each performance measure, thereby requiring that we achieve the minimum threshold set for each measure in order for any funding to occur with respect to that measure. The performance measures and their relative weightings, target levels and minimum funding thresholds for fiscal 2019, as well as the actual performance attained, were as follows:

Performance Measure	Weighting	Target	Threshold	Actual Results	% Plan Attained	% Weighted Funding
Gross System Dollars into Backlog	40%	$331.5 million	$298.3 million	$346.4 million	104	43.60
Total Revenue	40%	$425.0 million	$382.5 million	$425.3 million	100	40.04
Adjusted EBITDA	20%	$42.5 million	$31.8 million	$40.5 million	95	18.14

Each performance measure other than adjusted EBITDA was calculated on a GAAP basis, consistent with the GAAP financial measures reported in our quarterly earnings releases adjusted for constant currency. For purposes of the Company Bonus Plan, “adjusted EBITDA,” a non‑GAAP financial measure, was calculated by excluding any bonus accrual amounts and foreign exchange fluctuations. All three measures were measured on a constant foreign currency basis using exchange rates set in the fourth quarter of fiscal 2018. The Compensation Committee could, in its discretion, approve exclusions in the nature of one‑time occurrences, extraordinary items or events outside management’s control. To be reported in our backlog, an order must have met our fiscal 2019 backlog criteria as disclosed in our Annual Report on Form 10‑K.

In August 2019, the Compensation Committee assessed corporate performance with respect to each of the three performance measures and determined whether threshold performance had been achieved for each measure. The funding with respect to each performance measure was based on a funding slope in a straight line from 50% at the minimum threshold level, to 100%, at the target level. In the event any of the performance measures was achieved at greater than the target level, the funding would also be based on a straight line from 100% at the target level to the maximum funding opportunity at 120% funding for the total revenue and gross dollars into backlog measures and 150% funding for the adjusted EBITDA measure.

Based on our actual corporate performance results, the funding methodology resulted in funding of the bonus pool at approximately 101.8% of the target level. Based on this performance level, the target annual cash incentive award opportunities and actual payouts made to our NEOs in fiscal 2020 for fiscal 2019 performance were as follows:

Fiscal 2019 Company Bonus Plan Payouts

		Target Annual Cash Incentive Award Opportunity		Fiscal 2019 Total Actual Payout
Named Executive Officer	NEO Status	(%)	($)	($)(1)
Joshua H. Levine	Current NEO	120	864,780	880,346
Shig Hamamatsu	Current NEO	65.7	255,000	259,590
Andy Kirkpatrick	Current NEO	75	307,500	313,035
Patrick Spine	Current NEO	60	221,250	225,233

(1)

The fiscal 2019 total actual payout for each NEO was derived by multiplying the approximate 101.8% funding level by the gross cash wages (base salary) earned by such NEO during fiscal 2019 as calculated in accordance with the Company Bonus Plan.

		Target Annual Cash Incentive Award Opportunity		Fiscal 2019 Total Actual Payout
Named Executive Officer	NEO Status	(%)	($)	($)(1)
Kevin Waters(2)	Former NEO	N/A	N/A	—
Lionel Hadjadjeba(3)	Former NEO	75	419,450	427,000

(1)

The fiscal 2019 total actual payout for each NEO was derived by multiplying the approximate 101.8% funding level by the gross cash wages (base salary) earned by such NEO during fiscal 2019 as calculated in accordance with the Company Bonus Plan.

(2)	Mr. Waters resigned from the Company effective October 1, 2018 and, as such, did not receive any actual payout under the Company Bonus Plan for fiscal 2019.
(3)

Mr. Hadjadjeba’s target annual cash incentive award opportunity is paid in Swiss Francs. The amounts set forth in the table above reflect the conversion from CHF to U.S. dollars using the average exchange rate of 1.005621 for fiscal 2019. Mr. Hadjadjeba’s employment with the Company was terminated effective August 31, 2019. Mr. Hadjadjeba’s fiscal 2019 actual payout was paid pursuant to a Separation Agreement and General Release entered into between Mr. Hadjadjeba and Accuray International Sàrl, a subsidiary of the Company. Please see “Certain Relationships and Related Transactions” for information regarding the Separation Agreement and General Release.

The annual cash incentive award payouts for fiscal 2019 performance made to our NEOs are reported in the Fiscal 2019 Summary Compensation Table under “Executive Compensation” below.

Long-Term Incentive Compensation

We believe that long-term incentive compensation in the form of equity awards provide a strong alignment between the interests of our stockholders and our executive officers, including our NEOs, and serve as an important retention tool, especially given the highly competitive environment in which we compete to attract and retain talent. Accordingly, the Compensation Committee seeks to motivate and retain our executive officers through the use of equity awards consistent with the reasonable management of our overall equity compensation expense and stockholder dilution. The Compensation Committee and, in the case of our CEO, the independent members of the Board, grants equity awards to our executive officers, including our NEOs, at the beginning of each fiscal year, as a reward for past corporate and individual performance, as an incentive for future performance and to satisfy our retention objectives.

In the past, our executive officers have been granted service-based RSU awards, performance-based equity in the form of MSU awards, including MSUs that have performance periods that continue through October 2020, and appreciation-based stock options, all of which, to the extent they remain outstanding, continue to provide incentive to our executive officers to drive stockholder value over the relevant vesting or performance period, as applicable.

For fiscal 2019, given the desire to (i) drive alignment between executive interests and the interests of our stockholders, (ii) properly incentivize our executive officers to effectively execute our growth strategy, including our near-term and long-term growth strategy in China with our JV and (iii) retain our executive officers in light of recent voluntary resignations of senior executives discussed in more detail below, the Compensation Committee, and in the case of our CEO, the independent members of the Board, granted equity awards under our long-term incentive compensation program to our executive officers, including our NEOs, entirely in form of options to purchase shares of our common stock. In coming to the decision to grant solely options, the Compensation Committee and, in the case of our CEO, the Board, also considered (i) the equity mix and holdings of each of our executives, including the estimated unvested retention value of such awards, and (ii) the equity grant policies and practices of our Peer Group.

The Compensation Committee and, in the case of our CEO, the independent members of the Board, did evaluate the use of RSUs and MSUs in fiscal 2019 but elected not to use these forms of equity compensation during the fiscal year. Instead, they elected to use stock options, which they believe more closely aligns the interests of executives with our stockholders relative to full-value awards like RSUs and MSUs because our executives realize value from options only if our stock price increases following the date of grant. In addition, the Compensation Committee and, in the case of our CEO, the independent members of the Board, believe that options served as a better long-term retention tool relative to RSUs and MSU awards given that options carry potential value through their expiration dates, which can be up to ten years from the date of grant, rather than merely through the awards’ vesting or performance periods. They believed that this extended time period over which our executive officers can potentially realize value provides added incentive for them to work harder over a longer period of time to execute on our long-term strategy and create value for stockholders while also providing meaningful retentive value by tying any potential realizable benefit to increases in our stock price over a reasonable time period whereby the executives can effectuate our growth strategy. In contrast, the Company historically granted RSU awards with a four year vesting period and MSU awards with two and three year performance periods. After the settlement or cancellation of such awards at the end of their vesting or performance periods, as applicable, the Compensation Committee determined that such awards have relatively less retentive effect or incentivizing value for driving superior performance results over a time horizon greater than the typical vesting or performance period of RSU or MSU awards. As a result, and taking into consideration the then-current equity mix and holdings of our NEOs, it was determined that stock options would provide the most meaningful incentive to our executive officers to align their interests with long-term stockholder value and stock price appreciation while also delivering valuable retentive effects. Consistent with the Compensation Committee’s and the Board’s intent to align executive interests with those of our stockholders, the options granted to our executive officers in fiscal 2019 did not have any realizable value as of the last business day in fiscal 2019 due to our stock price performance notwithstanding our overall improved fiscal performance in fiscal 2019 relative to the prior fiscal year.

Historically, the size of an executive officer’s equity award is determined by the Compensation Committee and, in the case of our CEO, the independent members of the Board, after considering his performance against his individual goals and objectives over the last fiscal year as evaluated by our CEO (or, in the case of our CEO, as evaluated by the independent members of our Board), an evaluation of his target total direct compensation, an evaluation of his accumulated equity holdings, the critical nature of his position relative to our success, our retention needs, the Relevant Market Data, internal equity, role hierarchy and such other factors as the Compensation Committee or the independent members of the Board, as applicable, determines relevant. In fiscal 2019, three of our senior executives voluntarily resigned from the Company, including our former CFO and former General Counsel. As a result, in addition to the factors discussed above, retention was of a greater concern in fiscal 2019 and played a greater role in the determining the size of each executive officer’s equity awards, including the CEO. In determining the fiscal 2019 equity grants, the Compensation Committee, and in the case of our CEO, the independent members of the Board, intended to provide a meaningful incentive to our executive officers by granting options with a higher grant date fair value in fiscal 2019 with a view that equity grants in fiscal 2020 would have a lower grant date fair value, thereby providing greater motivation to our executive officers in fiscal 2019 to execute on our growth strategy, including executing our joint venture strategy in China, and to increase our stock price and stockholder value.

In addition, outside of our long-term incentive compensation program, we granted Mr. Hamamatsu a retention grant of RSUs, as discussed in further detail below.

Fiscal 2019 Annual “Refresh” Equity Awards

For fiscal 2019, our CEO recommended equity award amounts to the Compensation Committee for each of our executive officers, including each of our other NEOs, other than himself. The Compensation Committee reviewed our CEO’s recommendations and, after assessing each of the factors described above, determined the equity awards to be granted for each executive officer as set forth below.

For our CEO, the independent members of our Board assessed his individual performance and the factors described above to determine the equity awards to be granted to him and granted him an option to purchase shares of our common stock as set forth below.

Retention Awards

Following the voluntary resignation of Mr. Waters, our former CFO, Mr. Hamamatsu and other key employees of the Company received a grant of RSUs as part of the Company’s retention efforts and in recognition of increased responsibilities allocated to such employees. Mr. Hamamatsu’s retention RSU grant covered 25,000 RSUs and was made in August 2018. This grant vests as to 100% of the RSUs on December 31, 2019, subject to Mr. Hamamatsu’s continued service through such date.

Fiscal 2019 NEO Equity Awards

In fiscal 2019, each NEO received an option to purchase shares of our common stock in the following amounts:

Name	NEO Status	Stock Options (#)(1)
Joshua Levine	Current NEO	1,625,000
Shig Hamamatsu(2)	Current NEO	345,000
Andy Kirkpatrick	Current NEO	374,000
Patrick Spine	Current NEO	208,100

(1)

25% of the shares subject to each stock option vests and becomes exercisable on November 30, 2019 and the remainder vest monthly at the rate of 1/48th of the original number of shares over the 36-month period beginning on November 30, 2019.

(2)	In August 2018, Mr. Hamamatsu also received a retention grant of 25,000 RSUs in connection the Company’s retention efforts following the voluntary resignation of Mr. Waters, our former CFO.

Name	NEO Status	Stock Options (#)(1)
Kevin Waters(2)	Former NEO	—
Lionel Hadjadjeba(3)	Former NEO	374,000

(1)

25% of the shares subject to each stock option vests and becomes exercisable on November 30, 2019 and the remainder vest monthly at the rate of 1/48th of the original number of shares over the 36-month period beginning on November 30, 2019.

(2)	Mr. Waters resigned from the Company effective October 1, 2018 and as such, was not granted any options for fiscal 2019.
(3)	Mr. Hadjadjeba was terminated from the Company effective August 31, 2019 and all of the shares subject to the option granted to him in fiscal 2019 have been returned to the 2016 Equity Incentive Plan.

Previously‑Granted MSU Awards

From fiscal 2013 through fiscal 2018, the Compensation Committee approved a Market Stock Unit program for each such fiscal year for our executive officers, including our NEOs (each, an “MSU Program”). The MSU Programs provided for the grant of MSUs to our executive officers thereby providing for the opportunity to earn shares of our common stock based on our actual total stockholder return ("TSR") as measured against the Russell 2000 Index over two-year and three-year performance periods. In fiscal 2019, no MSUs were granted, however our executive officers, including our NEOs, continued to have outstanding MSU awards granted under the fiscal 2016 MSU Program, the fiscal 2017 MSU Program, and the 2018 MSU Program, the second performance period of which ends on October 31, 2020.

For each MSU award previously granted, 50% of the shares of our common stock subject to the award will be earned at the end of each performance period, subject to meeting minimum performance thresholds and following an upward or downward adjustment based on our actual performance. The MSU Programs use the Russell 2000 Index as the performance benchmark and requires that our TSR meet that of the Russell 2000 Index for each performance period in order for the target number of shares of our common stock allocated to that performance period to be earned by each participating executive officer. The actual number of shares earned is calculated on a sliding scale based on stock price performance above and below the Russell 2000 Index, up to a maximum of 150% of the target number of shares. Beginning in fiscal 2017, we provided that no shares above target may be earned if our stock price performance is negative. For purposes of the MSU Programs, TSR is measured as the average closing price of our common stock for the last fiscal quarter of the performance period (adjusted for dividends, if any) less the average closing price of our common stock for the fiscal quarter preceding the performance period divided by the average closing price for the fiscal quarter preceding the performance period.

With respect to the second performance period of the 2016 MSU Program, which ended October 31, 2018, the Compensation Committee determined that, based on a comparison of our TSR relative to the TSR of the Russell 2000 Index, the shares of our common stock subject to the awards had not been earned and, accordingly, the MSUs associated with the second performance period were cancelled.

With respect to the first performance period of the 2017 MSU Program, which ended October 31, 2018, the Compensation Committee determined that, based on a comparison of our TSR relative to the TSR of the Russell 2000 Index, the shares of our common stock subject to the awards had not been earned and, accordingly, the MSUs associated with the first performance period were cancelled.

The equity awards granted to our NEOs in fiscal 2019 are reported in the Fiscal 2019 Summary Compensation Table under “Executive Compensation” below. Additional information about these awards, including the number of shares of our common stock subject to each award and the award’s grant date fair value and applicable vesting schedules, is reported in the Grants of Plan‑Based Awards For Fiscal 2019 Table under “Executive Compensation” below.

Other Compensation Practices and Policies that Align Our NEOs to our Stockholders

Stock Ownership Requirements

The Board has adopted Corporate Governance Guidelines to help ensure that we are managed in the best long‑term interests of our stockholders, to promote effective functioning of the Board and its committees and to provide a flexible framework within which the Board may conduct its oversight of our business. The Corporate Governance Guidelines require that our executive officers and non‑employee members of the Board own shares of our common stock as follows:

•	Non‑Employee Directors: the number of shares having a value equal to at least three times the non‑employee director’s regular annual cash retainer (excluding any committee retainer);
•	Chief Executive Officer: the greater of (a) the number of shares having a value equal to three times his annual base salary and (b) 175,000 shares;
•	Chief Financial Officer and Chief Commercial Officer: the greater of (a) the number of shares having a value equal to one times his annual base salary and (b) 40,000 shares; and
•	All Other Executive Officers: the greater of (a) the number of shares having a value equal to one times his or her annual base salary and (b) 17,500 shares.

Our executive officers and non-employee directors have five years from the date of election or appointment to attain such ownership levels. We expect each executive officer and non‑employee director to retain at least 25% of the net shares of our common stock he or she receives pursuant to all equity awards granted by us (excluding shares sold to cover (i) the exercise price of any stock options and/or (ii) associated withholding and other taxes), until the foregoing ownership levels are achieved. As of the last day of fiscal 2019, all of our NEOs and all of our non‑employee directors were in compliance with such stock ownership requirements or were on track to be in compliance within the appropriate timeframe.

Compensation Recovery (“Clawback”) Policy

The Company Bonus Plan, 2007 Incentive Award Plan, and the 2016 Equity Incentive Plan each include a compensation recovery (“clawback”) provision, which provides that, in the event we are required to restate our financial results or materially reduce publicly disclosed backlog figures, the Board will review the conduct of our executive officers in relation to the restatement. If it determines that an executive officer has engaged in misconduct, or otherwise violated our Code of Conduct and Ethics, and that such misconduct or violation contributed to the restatement or to the improper inclusion of a proposed system sale in publicly disclosed backlog, then the Board may, in its discretion, take appropriate action to remedy the misconduct or violation, including, without limitation, seeking reimbursement of any portion of any performance‑based or incentive compensation paid or awarded to the executive officer that is greater than what would have been paid or awarded if calculated based on the restated financial results or materially reduced backlog figures, to the extent not prohibited by governing law. These provisions will be updated and revised consistent with any changes in applicable laws, including the adoption of rules implementing Section 954 of the Dodd‑Frank Wall Street Reform and Consumer Protection Act.

Insider Trading, Anti‑Hedging and Pledging Policy

We maintain an insider trading policy that prohibits trading in shares of our common stock while in possession of material, non‑public information, unless trading is in connection with a previously established Exchange Act Rule 10b5‑1 plan, or if sold automatically by us on the date of vesting to cover and pay the withholding tax requirements in accordance with Company policy.

In addition, our insider trading policy prohibits all of our employees, including our executive officers, consultants and our non‑employee Board members from engaging any speculative transactions in our securities, including purchasing on margin, holding Company securities in margin accounts, purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), engaging in short sales, engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions.

Our employees, including our executive officers, consultants and the non‑employee Board members are also prohibited from pledging or using our securities as collateral for loans.

Equity Award Grant Practices

Historically, the Compensation Committee has granted stock options, RSU awards and/or performance‑based equity awards (PSUs or MSUs) to our employees, including our executive officers, when they first join us. Typically, new hire stock options, RSU awards and performance‑based equity awards are granted at the first meeting of the Compensation Committee in the month following an employee’s first day of employment.

Follow‑on awards are considered as part of our fiscal review process. We do not seek to time the grant of stock options, RSU awards or performance‑based equity awards to take advantage of information, either positive or negative, about the Company that has not been publicly disclosed.

We grant stock options with an exercise price that is equal to the fair market value of a share of our common stock on the date of grant. We do not have a policy of granting stock options with an exercise price that is less than the fair market value of our common stock. The exercise price for our stock options is based on the closing price per share of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

Other Benefits

Post‑Employment Compensation—Retirement Plans

Other than our tax‑qualified Section 401(k) employee savings plan described in the following paragraph and our Swiss pension plan that is generally available to our Swiss employees, including Mr. Hadjadjeba, we do not currently maintain, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements for our executive officers, including our NEOs.

We maintain a tax‑qualified Section 401(k) employee savings plan that provides all regular employees with an opportunity to save for retirement on a tax‑advantaged basis. Under this plan, participants may elect to defer a portion of their annual compensation on a pre‑tax basis and have it contributed to the plan subject to applicable annual Internal Revenue Code limits. Pre‑tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to such participant’s directions. We match 50% of each participant’s contributions to the plan, up to a maximum contribution by a participant of six percent of his or her base salary per year. One hundred percent of our matching contributions made to the Section 401(k) employee savings plan on behalf of an employee vest on the first anniversary of such employee’s service. As a tax‑qualified retirement plan, contributions to the plan and earnings on those contributions are not taxable to participants until distributed from the plan and all contributions are deductible by us when made.

We view this plan as serving two important objectives. First, it encourages our executive officers, including our NEOs, and other employees to commit to long‑term service with us. Second, it enables them to save a portion of their annual compensation for their eventual retirement.

Given that the amounts set aside for retirement under the plan are largely drawn from participants’ annual compensation and our matching contribution is modest, the Compensation Committee does not consider plan participation when making compensation decisions for our executive officers, including our NEOs.

Health, Welfare, and Other Employee Benefits (including Perquisites)

We provide health and welfare benefits to our executive officers, including our NEOs, on the same terms and conditions as all of our full‑time, salaried employees. These benefits include group medical, life and disability insurance.

In circumstances where we are recruiting a candidate who would have to move to accept our job offer, we may agree to reimburse certain of such employee’s relocation expenses.

Generally, we do not provide perquisites or other personal benefits to our executive officers, including our NEOs, except for those who are employed internationally in accordance with local customs and regulations. To the extent that any NEO was granted a perquisite or other personal benefit that is subject to disclosure, such perquisite or other personal benefit has been reported in the Fiscal 2019 Summary Compensation Table below.

Employment, Change in Control and Severance Arrangements

Effective January 1, 2018, we entered into amended and restated employment agreements with each of our then-current executive officers, including Messrs. Levine, Kirkpatrick, Waters and Hadjadjeba, to document the material terms and conditions of each executive officer’s employment, including his or her annual base salary and target annual cash incentive award opportunity. We entered into substantially similar employment agreements with Messrs. Spine and Hamamatsu in June 30, 2018 and November 19, 2018, respectively, in connection with their appointments as executive officers. Each executive officer’s employment agreement has a three year term (with automatic successive three year term renewal unless we or the executive officer provides timely notice of non‑renewal) and specifies the payments and benefits that each executive officer will receive upon a potential termination of his employment under certain circumstances, including in connection with a change in control of the Company. Mr. Hamamatsu and Mr. Spine’s employment agreements have terms that are less than three years to harmonize the expiration of the initial terms of their agreements with the initial terms of the other executive officers who executed their agreements on January 1, 2018. In addition, these agreements protect our interests in the event of a termination of employment by stipulating the rights and responsibilities of the parties and prohibiting these individuals from engaging in certain specific activities harmful to us, including disclosing our confidential information, soliciting our employees and engaging in certain competitive business activities.

These post‑employment compensation arrangements were provided for the following reasons:

•	Assist us in retaining talented executives in a competitive market;
•	Permit our executive officers to focus on our business;
•	Eliminate any potential personal bias of an executive officer against a transaction that is in our best interests and the best interests of our stockholders;
•	Avoid the need for, and costs associated with, individually negotiating severance payments and benefits with our executive officers at the time of termination of employment; and
•	Provide us with the flexibility needed to react to a continually changing business environment.

The Compensation Committee believes that these agreements serve several other important objectives. First, they provide a desired level of transparency, both within and outside the Company. They also assure our executive officers that their severance payments and benefits are based on a consistent framework that differentiates the level of payments and benefits between individuals based on their position and level of responsibility. In addition, this approach is easier for us to administer.

Generally, our executive officers, including our NEOs, are eligible for severance payments and benefits in the event of the termination of their employment by us without “cause” or by the executive officer for “good reason,” in each case, provided that the executive officer executes a general release of claims in favor of the Company. In addition, our executive officers, including our NEOs, are eligible for certain enhanced severance payments and benefits in the event such termination of employment without cause or resignation for good reason occurs within three months prior to or 12 months following a change in control of the Company (i.e., a “double-trigger” arrangement). Further, our executive officers, including our NEOs, are not entitled to a “gross-up” payment for excise taxes in connection with a change in control of the Company. We believe that the agreements offer payments and benefits that are generally comparable to the payments and benefits of similarly situated executives at the companies in our compensation peer group.

For additional information, see “—Executive Compensation—Potential Payments and Benefits Upon Termination or Change in Control” below.

Tax and Accounting Considerations

Section 162(m)—Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and certain other highly compensated executive officers. For tax years beginning before January 1, 2018, remuneration in excess of $1 million was exempt from this limit and, therefore, could be deducted if it qualified as “performance-based compensation” within the meaning of Section 162(m).

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that has not been subsequently materially modified. The Compensation Committee seeks to operate our executive compensation program to maximize the deductibility of the remuneration paid to our NEOs to the extent that it believes that doing so is in our best interests. Consequently, in determining which compensation elements are to be paid to our executive officers, and how they are weighted, the Compensation Committee takes into account whether a particular form of compensation will be deductible under Section 162(m), but retains discretion to award compensation that is not deductible under Section 162(m) if it believes that doing so is in the best interests of the Company and our stockholders.

While we cannot predict how the $1 million deduction limit may impact our executive compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. However, the Compensation Committee may, in its judgment, authorize and pay compensation that is not fully tax deductible when it believes that such compensation is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, RSU awards and performance-based equity awards (PSUs and MSUs), based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

For performance unit awards, stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against their pre-established performance objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Of The Board Of Directors

Louis J. Lavigne, Jr., Chairperson

Elizabeth Dávila

Jack Goldstein, Ph.D.

Beverly A. Huss

The foregoing Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under these acts, except to the extent that we expressly incorporate it by reference into such filings.

Executive Compensation

Fiscal 2019 Summary Compensation Table

The following table sets forth the compensation for each of fiscal years 2019, 2018 and 2017 paid to and earned by the following persons, who we refer to as our named executive officers or NEOs:

•	our principal executive officer;
•	our principal financial officer during such fiscal year;
•	our former principal financial officer during such fiscal year; and
•	our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joshua H. Levine,	2019	720,650	—	—	3,035,338	880,346	8,658	4,644,992
President and Chief	2018	710,000	—	1,537,255	518,357	570,840	16,323	3,352,774
Executive Officer	2017	707,216	—	1,686,838	662,904	297,031	19,488	3,373,477
Shig Hamamatsu,(5)	2019	388,077	—	100,000	644,426	259,590	8,598	1,400,691
Senior Vice President,
Chief Financial Officer
Kevin Waters,(6)	2019	110,423	—	—	—	—	93,109	203,532
Senior Vice President,	2018	435,000	—	524,615	188,985	174,870	9,050	1,332,520
Former Chief Financial Officer	2017	386,827	—	524,868	206,280	81,234	8,758	1,207,966
Lionel Hadjadjeba,(7)	2019	559,266	—	—	698,595	427,000	192,531	1,877,391
Former Senior Vice President,	2018	568,769	—	403,550	145,373	228,657	166,474	1,512,822
Chief Commercial Officer	2017	551,816	—	306,402	120,312	99,796	141,745	1,220,070
Andy Kirkpatrick,	2019	410,000	—	—	698,595	313,035	8,824	1,430,454
Senior Vice President,	2018	395,000	—	262,108	94,368	158,790	8,943	919,209
Chief Operations Officer	2017	356,712	—	312,333	122,688	74,910	9,016	875,658
Patrick Spine,(5)	2019	368,750	100,000(8)	—	388,710	225,233	5,634	1,088,326
Senior Vice President,
Chief Administrative Officer

(1)	The amounts reported in this column represent the base salary amounts actually paid to each NEO during each respective fiscal year.
(2)

The amounts reported in this column represent the aggregate grant date fair value of stock options and stock awards granted in each respective fiscal year as determined in accordance with FASB ASC Topic 718. These amounts may not actually reflect to the actual value that will be realized by our NEOs. The assumptions used to calculate the value of stock awards and stock options are set forth under Note 1 and Note 12 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10‑K for the fiscal year ended June 30, 2019.

(3)

The amounts reported in this column represent the annual cash incentive awards earned under our Company Bonus Plan for each fiscal year. Amounts earned in any fiscal year are actually paid in the following fiscal year.

(4)	The amounts reported in the “All Other Compensation” column for fiscal 2019 consist of the following:

Name	Company matching contribution to 401(k) Plan ($)	Life insurance premiums paid by the Company ($)	Consulting Fees ($)	Company contribution to Life Insurance / Pension Fund ($)	Corporate Housing Expenses ($)	Personal Tax Advisory Services ($)	Car Allowance ($)
Joshua Levine	7,950	708	—	—	—	—	—
Shig Hamamatsu	8,088	510	—	—	—	—	—
Kevin Waters	3,014	95	90,000	—	—	—	—
Lionel Hadjadjeba	—	—	—	122,014	27,575	18,806	24,135
Andy Kirkpatrick	8,250	574	—	—	—	—	—
Patrick Spine	5,120	513	—	—	—	—	—

(5)	Messrs. Hamamatsu and Spine were not named executive officers in fiscal 2017 or fiscal 2018.
(6)	Mr. Waters resigned from the Company effective October 1, 2018.
(7)

Mr. Hadjadjeba’s base salary, non-equity incentive plan compensation and certain benefits are paid in Swiss Francs. The amounts set forth in the table above and elsewhere in this Proxy Statement reflect the conversion from CHF to U.S. dollars using the average exchange rate of 1.00562 for fiscal 2019. Mr. Hadjadjeba’s employment with the Company was terminated effective August 31, 2019.

(8)	Represents the sign-on bonus paid to Mr. Spine pursuant to his Offer Letter dated February 23, 2018, which was paid in fiscal 2019.

Grants of Plan-Based Awards for Fiscal 2019 Table

The following table sets forth information regarding awards granted under our annual cash incentive plan and equity awards granted under our 2016 Equity Incentive Plan to each of our NEOs during the fiscal year ended June 30, 2019 other than Mr. Waters, our former CFO, who resigned from the Company effective October 1, 2018 and was not granted such awards in fiscal 2019.

		Date of Board Action to Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Under- lying		Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	the Award	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Options (#)		Awards ($/Sh)	Awards ($)(5)
Joshua Levine	11/30/18	11/20/18	—	—	—	—	—	—	—		1,625,000	(6)	4.10	3,035,338
			432,390	864,780	1,089,623
Shig Hamamatsu	08/31/18	08/13/18	—	—	—	—	—	—	25,000	(7)	—		—	100,000
	11/30/18	11/20/18	—	—	—	—	—	—	—		345,000	(6)	4.10	644,426
			127,500	255,000	321,300
Lionel Hadjadjeba(8)	11/30/18	11/20/18	—	—	—	—	—	—	—		374,000	(6)	4.10	698,595
			209,725	419,450	528,506
Andy Kirkpatrick	11/30/18	11/20/18	—	—	—	—	—	—	—		374,000	(6)	4.10	698,595
			153,750	307,500	387,450
Patrick Spine	11/30/18	11/20/18	—	—	—	—	—	—	—		208,100	(6)	4.10	388,710
			110,625	221,250	278,775

(1)	The Estimated Future Payouts Under Non‑Equity Incentive Plan Awards columns refer to the potential payouts under our annual cash incentive plan, the Company Bonus Plan.
(2)

The amounts reported in this column represent the threshold award opportunities that would have been payable to our NEOs for our fiscal year ended June 30, 2019, assuming that exactly the minimum threshold amount for each of the three financial performance measures under the Company Bonus Plan was achieved, resulting in 50% funding of the Company Bonus Plan pool. The potential payments were, however, performance‑based and therefore entirely at risk, such that if we had not met any of the minimum thresholds, the Company Bonus Plan pool would not have funded at all, and none of our NEOs would have been entitled to any incentive award.

(3)

The amounts reported in this column represent the annual target award opportunities that would have been payable to our NEOs for our fiscal year ended June 30, 2019, assuming that the target amount for each of the three financial performance measures under the Company Bonus Plan was achieved, resulting in 100% funding of the Company Bonus Plan pool.

(4)

The amounts reported in this column represent the maximum award opportunities that would have been payable to our NEOs for our fiscal year ended June 30, 2019, assuming that the target amount for each of the three financial performance measures under the Company Bonus Plan was exceeded. These maximum amounts were calculated at 126% of the target amount.

(5)	The amounts reported in this column represent the grant date fair value of each award, as determined in accordance with FASB ASC Topic 718.
(6)

The shares of our common stock subject to stock options will vest over a four‑year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance will vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter.

(7)	The shares of our common stock subject to the RSU award that will vest as to 100% of the award on December 31, 2019.
(8)	Mr. Hadjadjeba’s employment with the Company was terminated effective August 31, 2019.

Outstanding Equity Awards at Fiscal 2019 Year‑End Table

The following table sets forth the outstanding and exercisable and unexercisable stock options and other unvested stock awards held by our NEOs as of June 30, 2019, other than Mr. Waters, our former CFO, who resigned from the Company effective October 1, 2018 and did not hold any outstanding equity awards as of June 30, 2019. The market value for the stock awards was calculated by multiplying the number of shares of our common stock subject to each award by the closing market price of our common stock on June 28, 2019, the last trading day of the fiscal year.

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(3)
Joshua Levine	11/30/12	200,000	—	6.28	11/30/22	—		—	—		—
	11/30/16	198,206	108,694	5.05	11/30/26	—		—	—		—
	9/29/17	136,500	175,500	4.00	9/29/27	—		—	—		—
	11/30/18	—	1,625,000	4.10	11/30/28
	10/30/15	—	—	—	—	50,000		193,500	—		—
	6/30/16	—	—	—	—	102,000	(5)	394,740	—		—
	11/30/16	—	—	—	—	61,400		237,618	—		—
	9/29/17	—	—	—	—	99,750		386,033	—		—
	11/30/16	—	—	—	—	—		—	122,750	(6)	475,043
	9/29/17	—	—	—	—	—		—	267,000	(7)	1,033,290
Shig Hamamatsu	11/30/18	—	345,000	4.10	11/30/28	—		—	—		—
	9/29/17	—	—	—	—	75,000		290,250	—		—
	8/31/18	—	—	—	—	25,000	(8)	96,750	—		—
Lionel Hadjadjeba(9)	12/31/12	30,000	—	6.43	12/31/22	—		—	—		—
	11/30/16	22,048	19,727	5.05	11/30/26	—		—	—		—
	9/29/17	—	49,219	4.00	9/29/27	—		—	—		—
	11/30/18	—	374,000	4.10	11/30/28
	10/30/15	—	—	—	—	7,500		29,025	—		—
	6/30/16	—	—	—	—	17,000	(5)	65,790	—		—
	11/30/16	—	—	—	—	11,150		43,151	—		—
	9/29/17	—	—	—	—	26,250		101,588	—		—
	11/30/16	—	—	—	—	—		—	22,300	(6)	86,301
	9/29/17	—	—	—	—	—		—	70,000	(7)	270,900
Andy Kirkpatrick	10/30/09	30,000	—	5.77	10/31/19	—		—	—		—
	6/30/10	10,000	—	6.63	6/30/20	—		—	—		—
	10/29/10	9,000	—	6.58	10/29/20	—		—	—		—
	9/30/11	28,000	—	4.01	9/30/21	—		—	—		—
	10/31/12	18,700	—	6.96	10/31/22	—		—	—		—
	11/30/16	36,683	20,117	5.05	11/30/26	—		—	—		—
	9/29/17	—	31,950	4.00	9/29/27	—		—	—		—
	11/30/18	—	374,000	4.10	10/30/28
	10/30/15	—	—	—	—	12,500		48,375	—		—
	6/30/16	—	—	—	—	25,500	(5)	98,685	—		—
	11/30/16	—	—	—	—	11,350		43,925	—		—
	9/29/17	—	—	—	—	17,025		65,887	—		—
	11/30/16	—	—	—	—	—		—	22,750	(6)	88,043
	9/29/17	—	—	—	—	—		—	45,500	(7)	176,085
Patrick Spine	4/30/18	13,672	33,203	5.00	4/30/28	—		—	—		—
	11/30/18	—	208,100	4.10	11/30/28	—		—	—		—
	4/30/18	—	—	—	—	14,062		54,420	—		—
	9/29/17	—	—	—	—	—		—	37,500	(7)	145,125

(1)

Unless otherwise described in the footnotes below, the shares of our common stock subject to stock options will vest over a four‑year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance will vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter.

(2)

Unless otherwise described in the footnotes below, the shares of our common stock subject to RSU awards will vest over a four‑year period with 25% of the shares of our common stock subject to the award vesting annually on each anniversary of the vesting commencement date; provided, however, if a vesting date falls on a day upon which the U.S. national securities markets are not open for trading, such vesting date shall be delayed until the next trading date.

(3)

Market value of shares or units of common stock that have not vested is computed by multiplying (i) $3.87, the closing market price on the NASDAQ Global Select Market of our common stock on June 28, 2019, the last trading day of fiscal year 2019, by (ii) the number of shares or units of common stock.

(4)	The MSU awards reported are to be earned based on achieving certain pre‑established target levels for the award performance metrics.
(5)

One‑time RSU retention award with a vesting commencement date of June 30, 2016 that vests as to 33% of the aggregate number of shares of our common stock subject to the award on each of the first anniversary and second anniversary of the vesting commencement date and 34% of the aggregate number of shares subject to the award on the third anniversary of the vesting commencement date; provided, however, if a vesting date falls on a day upon which the U.S. national securities markets are not open for trading, such vesting date shall be delayed until the next trading date.

(6)

Represents the target number of shares of our common stock subject to the second performance period under an MSU award granted under the 2017 MSU Program, which will be earned if the performance goals for the performance period ending October 31, 2019 are met and certified by the Compensation Committee.

(7)

50% of the shares of our common stock subject to the MSU award will be earned if the performance goals for the performance period ending October 31, 2019 are met and certified by the Compensation Committee and the remaining 50% will be earned if the performance goals for the performance period ending October 31, 2020 are met and certified by the Compensation Committee.

(8)	100% of the RSUs subject to the award will vest on December 31, 2019.
(9)	Mr. Hadjadjeba was terminated from the Company effective August 31, 2019.

Option Exercises and Stock Vested During Fiscal 2019 Table

The following table reports stock option exercises and the vesting of RSU awards during the fiscal year ended June 30, 2019 and the value realized upon exercise or vesting by each of the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Joshua Levine	—	—	275,450	1,132,878
Shig Hamamatsu	—	—	25,000	112,750
Kevin Waters(3)	35,547	24,598	81,990	347,844
Lionel Hadjadjeba(4)	—	—	43,595	179,020
Andy Kirkpatrick	—	—	52,940	212,205
Patrick Spine	—	—	4,688	19,408

(1)

The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized was determined by multiplying the closing market price of our common stock on the date of vesting by the number of shares vested.
(3)	Mr. Waters resigned from the Company effective October 1, 2018.
(4)	Mr. Hadjadjeba’s employment with the Company was terminated effective August 31, 2019.

Potential Payments and Benefits Upon Termination or Change in Control

Our employment agreements with each of our executive officers, including our NEOs, among other things, provide for certain payments and benefits upon their termination of employment under specified circumstances, including in connection with a change in control of the Company. Except as set forth below, our NEOs will forfeit any outstanding and unvested stock options, RSU awards and performance‑based equity awards if their employment with us is terminated.

Termination Not in Connection with a Change in Control of the Company

In the event of a termination of employment by us without “Cause” (as defined below) or by an NEO for “Good Reason” (as defined below), the amount of the severance payments and benefits to which each such executive is entitled depends on such executive’s position with the Company. For each executive other than our CEO, the severance payments and benefits consist of:

•	six months of the executive’s annual base salary,
•	reimbursement of insurance premiums payable to retain group health coverage as of the termination date for such executive and such executive’s eligible dependents under COBRA for six months,
•

a prorated portion of the bonus such executive would have received for the fiscal year during which termination occurs, except that such bonus will not be prorated if the termination of employment occurs after the seventh month of the fiscal year, and

•	outplacement assistance in accordance with our then‑current policies and practices with respect to outplacement assistance for other similarly situated executives.

Under the terms of our CEO’s employment agreement, in the event his employment is terminated by us without Cause or if he resigns his employment for Good Reason, his severance payments and benefits consist of:

•	12 months of his annual base salary,
•	reimbursement of insurance premiums payable to retain group health coverage as of the termination date for him and his eligible dependents under COBRA for 12 months,
•

a prorated portion of the bonus he would have received for the fiscal year during which termination occurs, except that such bonus will not be prorated if the termination of employment occurs after the seventh month of the fiscal year, and

•	outplacement assistance in accordance with our then‑current policies and practices with respect to outplacement assistance for other similarly situated executives.

Our NEOs’ employment agreements define “Cause” as (i) material breach of the employment agreement, or of a Company policy or of a law, rule or regulation applicable to the Company or its operations; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties of the NEO’s position, or the failure to follow the reasonable and lawful instructions of the Company; (iii) gross misconduct or dishonesty, self‑dealing, fraud or similar conduct that the Company reasonably determines has caused, is causing or reasonably is likely to cause harm to the Company; or (iv) the NEO’s conviction of or plea of guilty or nolo contendere to any crime other than a traffic offense that is not punishable by a sentence of incarceration, provided that a termination pursuant to (ii) will be effective only if such failure continues after the NEO has been given written notice thereof and 15 business days thereafter in which to cure, unless the Company reasonably determines that the reasons for termination are not capable of being cured.

Our NEOs’ employment agreements define “Good Reason” as the occurrence of any one of the following events without the NEO’s written consent, unless the Company cures the circumstances constituting Good Reason within 30 days after notice from the NEO that Good Reason exists: (i) a material reduction in the NEO’s base compensation and/or a material breach of the NEO’s employment agreement resulting from the failure to provide the benefits required therein; (ii) any action or inaction that constitutes a material breach by the Company of the NEO’s employment agreement; (iii) a material diminution in the NEO’s authority, duties or responsibilities such that they are materially inconsistent with his/her position in the Company; or (iv) relocation of the Company’s headquarters to a location that materially increases the NEO’s commute. In order for a resignation with Good Reason to be effective, each NEO must provide written notice of his or her resignation for Good Reason to the Company within 60 days after the date the NEO becomes aware of the initial occurrence of any of the foregoing, and the separation date must occur not later than six months after the NEO becomes aware of the initial occurrence of the event constituting Good Reason.

Termination in Connection with a Change in Control of the Company

Each of our NEO’s (including our CEO’s) severance payments and benefits are generally larger in the event that the termination of employment occurs in connection with a change in control of the Company (as defined below).

For each of our NEOs, in the event such executive’s employment is terminated without Cause or such executive resigns for Good Reason, in each case within three months prior to or 12 months following a change in control of the Company, the severance payments and benefits consist of:

•	24 months of the executive’s annual base salary;
•

200% of the executive’s target annual bonus for the fiscal year during which termination occurs (but no less than 200% of the target bonus in effect for the fiscal year immediately before the change in control if the change in control occurs within the first 3 months of the fiscal year);

•	reimbursement of the insurance premiums payable to retain group health coverage as of the termination date for such executive and such executive’s eligible dependents under COBRA for 12 months;
•

with respect to each of the first 12 months following the termination date, a taxable monthly payment (which may be used for any purpose) equal to the amount of COBRA reimbursement the executive actually receives for such month;

•	full and immediate vesting of all outstanding and unvested equity awards; and
•	outplacement assistance in accordance with our then‑current policies and practices with respect to outplacement assistance for other similarly situated executives.

Each NEO’s employment agreement generally defines a “change in control” to include the following:

•

the direct or indirect acquisition of beneficial ownership by a person or group of persons of 50% or more of (i) the outstanding shares of the Company’s common stock or (ii) the combined voting power of the Company’s then‑outstanding securities entitled to vote generally in the election of directors (other than trustees or other fiduciaries holding securities under a Company employee benefit plan or an entity in which the Company directly or indirectly beneficially owns at least 50% of the voting securities);

•

the consummation by the Company of a merger or consolidation which merger or consolidation results in (i) the holders of voting securities of the Company outstanding immediately before such merger or consolidation failing to continue to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the then outstanding voting securities of the corporation or entity resulting from or surviving such merger or consolidation or (ii) individuals who are directors of the Company just prior to such merger or consolidation not constituting more than 50% of the members of the Board of the surviving entity or corporation immediately after the consummation of such merger or consolidation; or

•

all or substantially all of the assets of the Company and its subsidiaries are, in any transaction or series of transactions, sold or otherwise disposed of (or consummation of any transaction, or series of related transactions, having similar effect), other than to an affiliate.

Termination as a Result of Death or Disability

In the event of our CEO’s termination of employment because of incapacity or death, his employment agreement provides for (i) the acceleration of vesting of all outstanding and unvested equity awards that are scheduled to vest based solely on the achievement of service-based conditions (“Time-based Equity Awards”) that would have vested within 12 months of such termination of employment had such Time-based Equity Awards had vesting schedules that provided for pro-rata vesting on a monthly basis over the entirety of the vesting schedule and (ii) with respect to any equity awards that are scheduled to vest based on the achievement of performance-based conditions (which may include additional service-based conditions) (“Performance-based Equity Awards”) for which the performance period is scheduled to end within 12 months after the date of termination, each such Performance-based Equity Award will remain outstanding until the date the Compensation Committee determines whether the applicable performance condition is achieved and will vest in accordance with its terms to the extent such performance condition is achieved.

In the event of termination of employment of any of our other NEOs because of incapacity or death, their respective employment agreements provide for (i) the acceleration of vesting of all unvested Time-based Equity Awards that would have vested within six months of such termination of employment had such Time-based Equity Awards had vesting schedules that provided for pro-rata vesting on a monthly basis over the entirety of the vesting schedule and (ii) with respect to Performance-based Equity Awards for which the performance period is scheduled to end within six months after the date of termination, each such Performance-based Equity Award will remain outstanding until the date the Compensation Committee determines whether the applicable performance condition is achieved and will vest in accordance with its terms to the extent such performance condition is achieved.

Restrictive Covenants and Release of Claims

In consideration for the potential receipt of payments and benefits upon termination of employment, each of our NEOs is subject to compliance with certain restrictive covenants as set forth in their individual employment agreements. Generally, these covenants prohibit these executives from disclosing our proprietary or confidential information during their employment with us and thereafter, soliciting any of our employees to leave employment with us or any of our customers or suppliers to do business with any of our competitors for the duration of their employment with us and for one year thereafter, and from competing with us for the duration of their employment. Severance payments and benefits may cease in the event of violation of these covenants. In addition, severance payments and benefits are conditioned upon our NEOs entering into a full release of claims in favor of the Company.

Section 4999 of the Code

If, in connection with a change in control of the Company, any payments or benefits payable to our NEOs would be subject to the excise tax imposed by Section 4999 of the Code, their payments and benefits will be reduced to the extent necessary so that no amount will be subject to this excise tax, provided that the reduction will occur only if the NEO will be in a more favorable after‑tax position than if no reduction had been made. We believe that this approach protects the value of compensation already awarded to our NEOs and mitigates any potential personal bias against a potential corporate transaction.

Other Information

The Compensation Committee does not consider the potential payments and benefits under these arrangements when making compensation decisions for our NEOs. These arrangements serve very specific purposes that are unrelated to the determination of our NEOs compensation for a specific year.

Potential Payments to our NEOs on Termination of Employment

Except as otherwise noted below with respect to Mr. Waters, the tables below quantify potential payments to our NEOs who were employed by us at the end of fiscal 2019 in the event of a termination of employment or a change in control of the Company, based on the terms of employment agreements in effect as of June 28, 2019, the last business day of fiscal 2019. The amounts shown assume that the termination of employment and change in control, as applicable, occurred on June 28, 2019, the last business day of fiscal 2019. The amounts set forth in the tables below represent what we believe are reasonable estimates of the amounts that would be paid to our NEOs upon their termination of employment, including any termination in connection with a change in control, but exclude (a) any accrued amounts payable to them through the date of separation (including any earned but unpaid bonus) and (b) the value of any stock option or other equity awards that vested on or before June 28, 2019. The actual amounts to be paid can only be determined at the time of our NEOs’ actual termination of employment or upon the occurrence of a change in control of the Company.

The closing market price of our stock on the NASDAQ Global Select Market as of June 28, 2019 was $3.87 per share, which was used as the value of our common stock for purpose of these calculations. The value of the vesting acceleration for outstanding and unvested stock options was calculated by multiplying the number of accelerated option shares as of June 28, 2019 by the “spread” between the closing market price of our common stock as of June 28, 2019 and the exercise price for such unvested options. The value of vesting acceleration for outstanding and unvested service-based RSU awards was calculated by multiplying the number of accelerated RSUs by the closing market price of our common stock as of June 28, 2019. The value of vesting acceleration for outstanding and unvested performance-based MSU awards was calculated in accordance with the applicable MSU Program assuming the end of each performance period occurred on June 28, 2019. The values reflected also assume that the payments and benefits to our NEOs are not reduced by virtue of the provisions in their employment agreements relating to Section 4999 of the Code.

Joshua Levine

Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	724,200	1,448,400
Bonus Severance	884,683	1,738,080
COBRA Premium Reimbursement	35,402	35,402
Health Coverage Taxable Payment	—	35,402
Options Acceleration	—	—
Stock Award Acceleration	—	1,875,487
Total	1,644,285	5,132,772

Shig Hamamatsu

Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	202,500	810,000
Bonus Severance	253,806	532,243
COBRA Premium Reimbursement	11,259	22,517
Health Coverage Taxable Payment	—	22,517
Options Acceleration	—	—
Stock Award Acceleration	—	387,000
Total	467,564	1,774,277

Kevin Waters

Mr. Waters resigned from the Company effective October 1, 2018. No additional severance benefits were paid to Mr. Waters in connection with his resignation from the Company. Please see “Certain Relationships and Related Transactions” for additional information regarding the consulting arrangement entered into between Mr. Waters and the Company.

Lionel Hadjadjeba

Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	280,327	1,121,308
Bonus Severance	428,059	840,981
Health Insurance Premium Reimbursement	2,715	5,430
Health Coverage Taxable Payment	—	5,430
Options Acceleration	—	—
Stock Award Acceleration	—	413,525
Total	711,102	2,386,674

Mr. Hadjadjeba’s employment with the Company was terminated effective August 31, 2019. Please see “Certain Relationships and Related Transactions” for information regarding the Separation Agreement and General Release entered into between Mr. Hadjadjeba and Accuray International Sàrl, a subsidiary of the Company.

Andy Kirkpatrick

Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	207,500	830,000
Bonus Severance	316,853	622,500
COBRA Premium Reimbursement	17,701	35,402
Health Coverage Taxable Payment	—	35,402
Options Acceleration	—	—
Stock Award Acceleration	—	369,953
Total	542,054	1,893,257

Patrick Spine

Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	187,500	750,000
Bonus Severance	229,050	450,000
COBRA Premium Reimbursement	5,924	11,847
Health Coverage Taxable Payment	—	11,847
Options Acceleration	—	—
Stock Award Acceleration	—	147,617
Total	422,474	1,371,312

CEO Pay Ratio

Under SEC rules, we are required to provide information regarding the relationship between the annual total compensation of Mr. Levine, our President and CEO, and the annual total compensation of our median employee. For our last completed fiscal year, which ended June 30, 2019:

•

The median of the annual total compensation of all employees (other than Mr. Levine) of the Company (including our consolidated subsidiaries) was $118,180. This annual total compensation is calculated in accordance with Item 402(c)(2)(x) of Regulation S-K and reflects, among other things, salary, and cash bonus earned during the fiscal year ended June 30, 2019.

•	Mr. Levine’s annual total compensation for the fiscal year ended June 30, 2019, as reported in the Fiscal 2019 Summary Compensation Table included in this Proxy Statement, was $4,644,992.
•	Based on the above, for fiscal 2019, the ratio of Mr. Levine’s annual total compensation to the median of the annual total compensation of all employees was approximately 39 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

The methodology we used to calculate the pay ratio is described below.

•

We determined the median of the annual total compensation of our employees as of June 30, 2019 at which time we (including our consolidated subsidiaries) had approximately 951 full-time and part-time employees, approximately 580 of who were U.S. employees, and approximately 371 of who were employees located outside of the United States. In considering our work force outside of the United States, and as permitted by the SEC’s de minimis exemption, we excluded from this pool employees located in certain non-U.S. jurisdictions for ease of data gathering. Specifically, we excluded all employees located in the United Arab Emirates (one employee), Singapore (one employee), Brazil (one employee), Lebanon (one employee), the Republic of Korea (two employees), the Philippines (two employees), Belgium (three employees), Canada (three employees), the Russian Federation (four employees), Spain (six employees) and Italy (12 employees) from the pool of employees used to identify our median employee. The aggregate number of employees we excluded, 36 employees, equals approximately 3.8% of our global employee population as of June 30, 2019. Excluding these employees resulted in the reduction of our employee pool to 915 employees (including approximately 580 and 335 U.S. and non-U.S. employees, respectively).

•

We then compared the sum of (i) the annual base salary of each of these employees for fiscal 2019, plus (ii) the total annual cash incentive bonus or commission, as applicable, earned by each of these employees for fiscal 2019 as reflected in our payroll records to determine the median employee. Compensation paid in foreign currency was converted to U.S. dollars using the average exchange rate as of June 30, 2019 for all currencies. In determining the median total compensation of all employees, we did not make any cost of living adjustments to the compensation paid to any employee outside of the U.S. Adjustments were made to annualize the compensation of permanent employees who were not employed by us for the entire year.

•

Our determination of the median employee yielded two median employees because, when not including the CEO, we had an even number of employees. After identifying the two median employees, we determined their annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and, in order to utilize a more conservative approach and yield a higher pay ratio, selected the employee with the lower annual total compensation. This resulted in the median annual total compensation disclosed above. With respect to Mr. Levine’s annual total compensation, we used the amount reported in the “Total” column of our Fiscal 2019 Summary Compensation Table.

Compensation Of Non‑Employee Directors

Director Compensation Table for Fiscal 2019

The following table sets forth summary information concerning the compensation of our non‑employee directors for their service during fiscal 2019, other than James M. Hindman, who joined the Board in September 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Elizabeth Dávila	73,750	149,999	223,749
Jack Goldstein, Ph.D.	65,000	149,999	214,999
Beverly A. Huss	60,000	149,999	209,999
Louis J. Lavigne, Jr.	90,000	149,999	239,999
Richard Pettingill	65,000	149,999	214,999
Robert S. Weiss	67,500	149,999	217,499
Joseph E. Whitters	71,203	199,999	271,202

(1)

The amounts reported in this column represent the grant date fair value of the RSU awards granted in fiscal 2019, measured in accordance with FASB ASC Topic 718. See Note 1 and Note 12 of the notes to our consolidated financial statements contained in our Annual Report on Form 10‑K for the fiscal year ended June 30, 2019 for a discussion of the assumptions made by us in determining the grant date fair values of our equity awards. The following table provides additional information regarding each RSU award granted to the individuals who served as our non‑employee directors in fiscal 2019, as well as the number of shares of our common stock subject to stock options and RSU awards held by them at the end of fiscal 2019:

Name	Grant Date	Outstanding Option Awards at June 30, 2019	RSU Awards Granted during fiscal 2019	Outstanding RSU Awards at June 30, 2019
Elizabeth Dávila	—	36,795	—	—
	11/30/18	—	36,585	36,585
Jack Goldstein, Ph.D.	—	19,000	—	—
	11/30/18	—	36,585	36,585
Beverly A. Huss	11/30/18	—	36,585	36,585
Louis J. Lavigne, Jr.	—	36,896	—	—
	11/30/18	—	36,585	36,585
Richard Pettingill	—	11,164	—	—
	11/30/18	—	36,585	36,585
Robert S. Weiss	—	36,795	—	—
	11/30/18	—	36,585	36,585
Joseph E. Whitters	7/31/18	—	12,987	—
	11/30/18	—	36,585	36,585

Cash Compensation

Each non-employee director, other than the Chairperson of the Board, receives an annual cash retainer of $52,500, paid quarterly. The Chairperson of the Board receives an annual cash retainer of $75,000, paid quarterly. The additional annual cash retainer for non‑employee directors who serve on the standing committees of the Board and the additional annual retainer for serving as the chairperson of such committee are set forth in the table below:

Committee	Chairperson retainer ($)	Member retainer
Audit Committee	$25,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Corporate Governance Committee	$10,000	$5,000

The annual retainers set forth above apply regardless of the number of meetings and no additional fees are paid for additional meetings in excess of the regularly scheduled meetings.

In addition to the foregoing, all of our non‑employee directors are reimbursed for the reasonable expenses incurred in connection with participating in the meetings of the Board and committees of the Board. Employee directors are not compensated for Board service in addition to their regular employee compensation.

Equity Compensation

Pursuant to guidelines for annual equity awards adopted by the Board in November 2017 and affirmed in November 2018, each of our non-employee directors receives an annual RSU award equal to the number of shares of our common stock obtained by dividing $150,000 by the fair market value (as of the date of grant) of one share of our common stock, with such RSU awards granted on the last day of the month in which our Annual Meeting of Stockholders occurs, and with a vesting commencement date of the date of the Annual Meeting. In accordance with these guidelines, on November 30, 2018, each then‑current non‑employee director was granted an RSU award covering 36,585 shares of our common stock under the 2016 Equity Incentive Plan, with a vesting commencement date of November 16, 2018. The annual RSU awards vest in full on the first anniversary of the vesting commencement date and are subject to full acceleration of vesting in the event of a change in control of the Company.

The Board revised the equity compensation for newly elected non‑employee directors in November 2017 such that upon initial appointment to the Board, a non‑employee director will receive an RSU award equal to the number of shares of our common stock obtained by dividing $150,000 by the fair market value (as of the date of grant) of one share of our common stock. This RSU award will be prorated for the number of months the newly elected non‑employee director will serve on the Board prior to the next Annual Meeting of Stockholders. The vesting commencement date for the initial RSU award is the date of appointment for the new director, with full vesting on the next Annual Meeting of Stockholders. Vesting of the initial RSU award will be accelerated in full in the event of a change in control of the Company.

No additional stock options or RSU awards are provided for committee membership or for serving as the chairperson of a committee.

Stock Ownership Guidelines

Our Corporate Governance Guidelines require our non‑employee directors to own the number of shares of our common stock having a value equal to at least three times his or her regular annual cash retainer. Non‑employee directors have five years from the date of election or appointment to attain the foregoing ownership levels. We expect each non‑employee director to retain at least 25% of the net shares he or she receives pursuant to all Company equity awards (excluding shares sold to cover (i) the exercise price of any stock options and/or (ii) associated taxes), until the foregoing ownership levels are achieved. All of the non‑employee directors who have served in that capacity for at least one year are in compliance with the ownership levels provided in the Corporate Governance Guidelines or are on track to be in compliance within the time period provided by the guidelines.

Equity Compensation Plan Information

The following table sets forth as of June 30, 2019 certain information regarding our equity compensation plans.

	A		B	C
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted average exercise price of outstanding options, warrants, and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by security holders	8,771,224	(2)	$4.49	7,310,083	(4)
Equity compensation plans not approved by security holders	173,437	(3)	5.00	32,291	(5)
Total	8,944,661		$4.50	7,342,374

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units and performance stock units, which have no exercise price.
(2)

Includes 4,322,000 shares subject to outstanding stock options, 2,529,553 shares subject to outstanding RSU awards, and 602,650 shares subject to outstanding performance-based MSU awards, all under our 2016 Equity Incentive Plan, and 851,112 shares subject to outstanding stock options and 402,909 shares subject to outstanding RSU awards, all under our 2007 Incentive Award Plan.

(3)

Includes 46,875 shares subject to outstanding stock options, 89,062 shares subject to outstanding RSU awards and 37,500 shares subject to outstanding performance-based MSU awards under the Company’s Stand-Alone Inducement Restricted Stock Unit Agreement, Stand-Alone Inducement Performance Unit Agreement and Stand-Alone Inducement Stock Option Agreement for Patrick Spine.

(4)

Includes 4,262,435 shares available for future issuance under the 2016 Equity Incentive Plan and 3,047,648 shares reserved for issuance under the Company’s Amended and Restated 2007 Employee Stock Purchase Plan.

(5)	Represents shares available for future issuance under the Company’s Stand-Alone Inducement Performance Unit Agreement for Patrick Spine.

Security Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as to the beneficial ownership of our common stock as of August 31, 2019 by:

•	each of our NEOs;
•	each of our current directors;
•	all of our current directors and executive officers as a group; and
•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options, warrants, RSUs and other convertible securities that are currently exercisable or releasable or will become exercisable or releasable within 60 days of August 31, 2019 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants, RSUs or other convertible securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Accuray Incorporated, 1310 Chesapeake Terrace, Sunnyvale, California 94089.

This table lists applicable percentage ownership based on 88,777,310 shares of common stock outstanding as of August 31, 2019.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Blackrock, Inc.(1)	8,292,581	9.3%
55 East 52nd Street
New York, NY 10022
Renaissance Technologies LLC(2)	5,507,123	6.2%
800 Third Avenue
New York, NY 10022
Primecap Management Company(3)	4,733,700	5.3%
177 E. Colorado Blvd., 11th Floor
Pasadena, CA 91105
Named Executive Officers and Directors
Joshua H. Levine(4)	1,551,905	1.7%
Shig Hamamatsu(5)	41,238	*
Andy Kirkpatrick(6)	397,980	*
Lionel Hadjadjeba(7)	362,393	*
Patrick Spine(8)	31,869	*
Kevin Waters(9)	78,404	*
Robert S. Weiss(10)	267,325	*
Louis J. Lavigne, Jr.(11)	200,307	*
Elizabeth Dávila(12)	160,325	*
Jack Goldstein, Ph.D.(13)	131,630	*
Richard R. Pettingill(14)	101,497	*
Joseph Whitters(15)	70,292	*
Beverly Huss(16)	13,273	*
James M. Hindman	—	—
All current executive officers and directors as a group (13 persons)(17)	2,990,891	3.3%

*	Less than 1%.
(1)

Based solely upon a Schedule 13G/A filed with the SEC on February 4, 2019 reporting beneficial ownership as of December 31, 2018, Blackrock, Inc., a parent holding company, has sole power to vote 7,900,114 of these shares and sole power to dispose of all of these shares.

(2)

Based solely upon a Schedule 13G/A filed with the SEC on February 13, 2019 reporting beneficial ownership as of December 31, 2018, Renaissance Technologies LLC has sole power to vote and dispose 5,284,500 of these shares, and shared power to dispose 222,623 of these shares. Renaissance Technologies Holding Corporation is the beneficial owner of all of these shares as a result of its majority ownership in Renaissance Technologies LLC.

(3)

Based solely on a Form 13G/A filed with the SEC on February 8, 2019 by Primecap Management Company reporting beneficial ownership as of December 31, 2018, Primecap Management Company has sole power to vote 3,938,000 of these shares and sole power to dispose all of these shares.

(4)

Amount shown includes (i) 766,017 shares of our common stock held of record by Mr. Levine, (ii) 579,888 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2019, and (iii) 206,000 shares of our common stock issuable upon the settlement of RSUs releasable within 60 days of August 31, 2019.

(5)

Amount shown includes (i) 16,238 shares of our common stock held of record by Mr. Hamamatsu and (ii) 25,000 shares of our common stock issuable upon the settlement of RSUs releasable within 60 days of August 31, 2019.

(6)

Amount shown includes (i) 191,539 shares of our common stock held of record by Mr. Kirkpatrick, (ii) 165,516 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2019, and (iii) 40,925 shares of our common stock issuable upon the settlement of RSUs releasable within 60 days of August 31, 2019.

(7)

Mr. Hadjadjeba was terminated from the Company effective August 31, 2019. Amount shown includes (i) 252,172 shares of our common stock held of record by Mr. Hadjadjeba and (ii) 110,221 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2019.

(8)

Amount shown includes (i) 15,267 shares of our common stock held of record by Mr. Spine and (ii) 16,602 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2019.

(9)	Mr. Waters resigned from the Company effective October 1, 2018. Amount shown includes 78,404 shares of our common stock held of record by Mr. Waters.
(10)

Amount shown includes (i) 230,530 shares of our common stock held of record by Mr. Weiss and (ii) 36,795 shares that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2019.

(11)

Amount shown includes (i) 163,411 shares of our common stock held of record by Mr. Lavigne and (ii) 36,896 shares that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2019.

(12)

Amount shown includes (i) 122,530 shares of our common stock held of record by Ms. Dávila, (ii) 1,000 shares of our common stock held of record by The Dávila Family Trust, with respect to which Ms. Dávila has shared voting rights with her spouse, and (iii) 36,795 shares that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2019.

(13)

Amount shown includes (i) 112,630 shares of our common stock held of record by Mr. Goldstein and (ii) 19,000 shares that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2019.

(14)

Amount shown includes (i) 90,333 shares of our common stock held of record by Mr. Pettingill and (ii) 11,164 shares that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2019.

(15)	Amount shown includes 70,292 shares of our common stock held of record by Mr. Whitters.
(16)	Amount shown includes 13,273 shares of our common stock held of record by Ms. Huss.
(17)

Amount shown includes (i) 1,810,310 shares of our common stock held of record, (ii) 902,656 shares that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2019 and (iii) 277,925 shares of our common stock issuable upon the settlement of RSUs releasable within 60 days of August 31, 2019.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Directors, executive officers and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all these forms they file.

Based solely upon our review of the copies of Forms 3, 4 and 5 received by us, or written representations from reporting persons that no forms were required of such persons, we believe that during our fiscal year ended June 30, 2019, all Section 16(a) reports were timely filed except for late Form 4s for Messrs. Pettingill, Goldstein, Lavigne, Whitters and Weiss, Ms. Dávila and Ms. Huss filed on December 6, 2018 each covering one transaction.

Corporate Governance And Board Of Directors Matters

Director Independence

Our Board currently consists of nine directors. Other than Joshua H. Levine, our President and CEO, our Board has determined that each of our current directors is independent under the director independence standards of the Nasdaq Listing Rules.

Board Leadership Structure

Our Board has a general policy as set forth in our Corporate Governance Guidelines that the positions of Chairperson of the Board and CEO should be held by separate persons as an aid in the Board’s oversight of management and to allow our CEO to focus on managing his day‑to‑day responsibilities to the Company. The Board believes that there may be advantages to having an independent chairperson for matters such as: communications and relations between the Board, the CEO, and other senior management; assisting the Board in reaching consensus on particular strategies and policies; and facilitating robust director, Board and CEO evaluation processes. We have operated with these roles separated for several years and continue to believe separation of the two roles is in the best interests of our stockholders. Our CEO serves as a member of the Board, and the remaining board members, including Louis J. Lavigne, Jr., our current Chairperson of the Board, are independent.

The Corporate Governance Guidelines provide that in making a determination about whether a single individual or two individuals should fill these roles, the Board should consider factors that include, but are not limited to, the size of the Company’s business, the composition of the Board, director candidates for Board seats, applicable regulations and the Company’s succession planning goals. In the event the Board determines that it is in the best interests of the Company and its stockholders to have these roles filled by one individual, or if the Chairperson of the Board is otherwise not independent, then the Corporate Governance Guidelines provide that the Board shall appoint a Lead Independent Director who shall lead executive sessions.

Majority Voting

Our Bylaws provide for a majority voting standard (i.e. votes “for” must exceed votes “against”) in the election of directors in uncontested elections and our Corporate Governance Guidelines require that each director nominee submit a resignation to the Board, which resignation is contingent upon (1) the nominee not receiving a majority of votes cast in an uncontested election and (2) the Board accepting such resignation.

Board Oversight of Risk

The Board, as a whole and through the various committees of the Board, oversees the Company’s risk management process, including operational, financial, legal and regulatory, strategic and reputational risks. Our Board’s approach to risk oversight is designed to support the achievement of organizational objectives, including strategic objectives, to improve long‑term organizational performance and enhance stockholder value. A fundamental part of our risk oversight is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for the Company.

Our Board committees consider risks within their respective areas of oversight responsibility and the respective committee chairs advise the Board of any significant risks and management’s response via periodic committee reports to the full Board. In particular, the Audit Committee focuses on financial and accounting risk, including internal controls. The Compensation Committee considers risks relating to the Company’s compensation programs and policies. The Nominating and Corporate Governance considers risks relating to the Company’s corporate governance.

While the Board oversees risk management, the Company’s management is charged with managing risk on a day‑to‑day basis. The Company believes it has strong internal processes and a robust internal control environment, which facilities the identification and management of risks and regular communication with the Board. These processes include an enterprise risk management program, an enterprise risk management committee chaired by our General Counsel, quarterly management disclosure committee meetings, a Code of Conduct and Ethics and a robust compliance program.

The results of the compensation risk assessment described below under “Compensation Risk Consideration” is reported back to the full Board.

Meetings Attended by Directors

Our Board held a total of seven meetings and acted by unanimous written consent five times during our fiscal year ended June 30, 2019. During fiscal 2019, all of our directors attended at least 75% of the total number of meetings held by our Board and each of the committee(s) of our Board on which he or she served during the period for which he or she was a director.

The independent directors hold meetings on a periodic basis. The meetings of the independent directors typically take place in connection with the regularly scheduled meetings of the full Board. The independent directors may also meet at such other times as they deem necessary or appropriate. The Chairperson of our Board, who is independent, generally chairs each meeting.

Pursuant to our Corporate Governance Guidelines, our directors are encouraged to attend our Annual Meeting of stockholders. All then‑current directors attended our 2018 Annual Meeting of Stockholders.

Committees of the Board

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. From time to time, our Board may also create various ad hoc committees for special purposes. A copy of the charter for each such standing committee can be found on our website, www.accuray.com, under the section titled “Investors” and under the subsection “Corporate Governance.”

The current membership of each of the three standing committees of our Board, as well as the number of meetings and actions by written consent of each such committee during the fiscal year ended June 30, 2019, is set forth below:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Louis J. Lavigne, Jr.	—	Chairperson	—
Elizabeth Dávila	Member	Member	—
Jack Goldstein, Ph.D.	—	Member	Member
James M. Hindman	Member	—	—
Beverly A. Huss	—	Member	—
Richard R. Pettingill	—	—	Chairperson
Robert S. Weiss	Member	—	Member
Joseph E. Whitters	Chairperson	—	—
Number of meetings	9	5	4
Number of actions by written consent	3	3	0

Mr. Levine is not a member of any committee of our Board. Mr. Whitters was appointed to the Audit Committee in July 2018. Mr. Pettingill was appointed to the Audit Committee in January 2018 and, after Mr. Whitters joined the Audit Committee, Mr. Pettingill resigned from the Audit Committee in September 2018. Mr. Hindman joined the Board and the Audit Committee in September 2019.

Audit Committee

The Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee evaluates the independent auditors’ qualifications, independence, performance and tenure; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements; reviews the Company’s earnings releases with management; approves the retention of the independent auditors to perform any proposed permissible non‑audit services; monitors the rotation of partners of the independent auditors on the Company’s engagement team as required by law; reviews our critical accounting policies and estimates; evaluates, together with management and the independent auditors, the Company’s internal controls; oversees our internal audit function; and annually reviews the Audit Committee charter and the Audit Committee’s performance.

The members of the Audit Committee during fiscal 2019 were Ms. Dávila, who served as interim chairperson of the committee from January 2018 through September 2018, Mr. Whitters, who joined the committee in July 2018 and was appointed chairperson of the committee in September 2018, Mr. Weiss and Mr. Pettingill, who resigned from the committee in September 2018. Mr. Hindman joined the committee in September 2019. All members of the Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Messrs. Hindman, Weiss and Whitters are the Audit Committee financial experts as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Each of the members of the Audit Committee is independent as defined under the rules and regulations of the SEC and Nasdaq applicable to Audit Committees, including Mr. Pettingill, who was independent during the time he was a member.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for reporting and making recommendations to our Board concerning governance matters and for overseeing the performance evaluations of the members of our Board.

The members of the Nominating and Corporate Governance Committee during fiscal 2019 were Mr. Pettingill, the chairperson of the committee, Dr. Goldstein and Mr. Weiss. Each of the foregoing members of the Nominating and Corporate Governance Committee is independent under the applicable rules and regulations of Nasdaq.

Compensation Committee

The Compensation Committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our CEO and other executive officers, evaluates the performance of these individuals in light of those goals and objectives, and sets the compensation of these individuals (other than the CEO, whose compensation is set by the independent members of the Board) based on such evaluations. The Compensation Committee also administers the grant of stock options and other equity awards under our stock plans (other than awards granted to the non‑employee members of the Board, which are granted by the entire Board).

The 2007 Incentive Award Plan permits delegation by the Compensation Committee to a committee of one or more members of the Board or one or more of our executive officers the authority to grant or amend awards to participants under the plan other than (i) senior executives of the Company who are subject to Section 16 of the Exchange Act, (ii) “Covered Employees” under Section 162(m) of the Code, or (iii) direct reports of our CEO (or the non‑employee members of the Board) to whom authority to grant or amend awards has been delegated thereunder. The Compensation Committee may at any time rescind the authority so delegated or appoint a new delegate. The Compensation Committee has delegated to a committee consisting of our CEO, CFO and Chief Administrative Officer (the “management committee”), the authority to grant routine stock options and other awards under our stock plans, within guidelines determined by the Compensation Committee, to newly hired employees and employees for the purpose of promotion or special recognition (other than awards granted to employees who report directly to our CEO). The Compensation Committee has made corresponding delegations of authority to the management committee under our 2016 Equity Incentive Plan.

The Compensation Committee also reviews and recommends policies relating to the compensation of the non‑employee members of the Board. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee as a whole and of its members, including compliance of the Compensation Committee with its charter.

The members of the Compensation Committee during fiscal 2019 were Mr. Lavigne, the chairperson of the committee, Ms. Dávila, Dr. Goldstein and Ms. Huss. Each of the members of the Compensation Committee is independent under the applicable rules and regulations of the SEC, Nasdaq and the Internal Revenue Code applicable to Compensation Committee members, including under Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code.

Compensation Risk Considerations

During fiscal 2019, at the direction of the Compensation Committee, Compensia, with the assistance of our management, conducted a review of our compensation policies and practices and their respective risk profiles. Compensia presented the findings to the Compensation Committee for consideration. After consideration of the information presented, the Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk‑taking behavior.

In making this determination, the Compensation Committee considered our pay mix, our base salaries and the attributes of our incentive and other variable compensation programs, including our annual cash incentive compensation plan, our equity compensation plans and our sales compensation plans. We also have in place numerous business controls such as maximum payout levels in our annual bonus plan, a sales compensation committee, a compensation recovery (“clawback”) policy, stock ownership requirements and other internal business and operational approval processes.

The Compensation Committee believes that the design of our executive compensation programs as described in the “Compensation Discussion and Analysis” above places emphasis on long‑term incentives and competitive base salaries, while a portion of the total annual compensation is tied to short‑term performance in the form of an annual bonus. The Compensation Committee concluded that this mix of incentives appropriately balances risk and also properly aligns our executive officers’ motivations for the Company’s long‑term success, including stock price performance.

The results of the foregoing compensation risk assessment are reported to the full Board by the Compensation Committee.

Consideration of Director Nominees

Stockholder Nominations and Recommendations.  The policy of the Nominating and Corporate Governance Committee is to consider recommendations and properly submitted stockholder nominations for candidates for membership on our Board. A stockholder may make such a recommendation or nomination by following the procedures set forth below in the “Recommendations and Nominations of Director Candidates” section of this Proxy Statement. We did not receive any director nominations or recommendations from stockholders for the Annual Meeting.

Director Qualifications.  The Nominating and Corporate Governance Committee believes that the members of our Board should have the highest professional and personal ethics and values, and conduct themselves in a manner that is consistent with our Code of Conduct and Ethics. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Corporate Governance Committee may consider the following criteria, among others, for candidates and nominees: (i) personal and professional integrity, ethics and values; (ii) experience in corporate management and a general understanding of market, finance and other elements relevant to the success of a publicly traded company; (iii) experience in our industry and with relevant social policy concerns; (iv) prior experience as a director of a publicly held company; (v) academic expertise in an area of our operations; and (vi) practical and mature business judgment, including ability to make independent analytical inquiries.

Identifying and Evaluating Director Nominees.  Candidates for nomination to our Board typically come to the attention of our Board through professional search firms, although they may also be suggested by existing directors or executive officers, stockholders or other persons. The Nominating and Corporate Governance Committee has paid fees to professional search firms for such assistance, including most recently the identification and evaluation of Joseph E. Whitters and James M. Hindman, who joined our Board in July 2018 and September 2019, respectively. The Nominating and Corporate Governance Committee reviews the qualifications of any candidates who have been properly brought to the Committee’s attention. Such review generally includes discussions with persons familiar with the candidate and an interview with the candidate, and may include other actions that the Nominating and Corporate Governance Committee deems proper. The Nominating and Corporate Governance Committee considers the suitability of each candidate, including the current members of our Board, in light of the current size and composition of our Board. In evaluating the qualifications of the candidates, the Nominating and Corporate Governance Committee considers many factors, including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and other similar factors. The Company’s Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee and the Board should see that the Board has the benefit of a wide range of skills, expertise, industry knowledge and other attributes, including cultural, gender and ethnic diversity, experience in industries beyond healthcare and age diversity. The Nominating and Corporate Governance Committee assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self‑assessment process. The Nominating and Corporate Governance Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Nominating and Corporate Governance Committee expects that it would evaluate candidates properly recommended by stockholders using the same criteria as other candidates.

Code of Conduct and Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. The code applies to all of our officers, directors and employees, as well as our agents, distributors and contractors. Our Code of Conduct and Ethics can be found on our website, www.accuray.com, under the section titled “Investors” and under the subsection “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal 2019 has at any time been one of our executive officers or employees. None of our current executive officers currently serves, or in the past fiscal year has served, as a member of the Board or Compensation Committee of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Stockholder Communications

We have established a process by which stockholders may send communications to our Board, any committee of our Board or any individual director, including non‑employee directors. Stockholders may so communicate by writing to: Board of Directors, c/o Corporate Secretary, Accuray Incorporated, 1310 Chesapeake Terrace, Sunnyvale, California 94089. The Corporate Secretary will forward correspondence to our Board, one of the committees of our Board or an individual director, as the case may be, or, if the Corporate Secretary determines in accordance with his or her best judgment that the matter can be addressed by management, then to the appropriate executive officer.

Executive Officers

Set forth below is certain information regarding each of our current executive officers, including ages as of August 31, 2019:

Name	Age	Position(s)
Joshua H. Levine	61	President, Chief Executive Officer and Director
Shig Hamamatsu	46	Senior Vice President, Chief Financial Officer
Andy Kirkpatrick	56	Senior Vice President, Chief Operations Officer
Patrick Spine	48	Senior Vice President, Chief Administrative Officer
Jesse Chew	38	Senior Vice President, General Counsel and Corporate Secretary

Further information with respect to Mr. Levine, our President and CEO, is provided above under “Proposal One—Election of Directors.”

Shig Hamamatsu has served as our Chief Financial Officer since November 2018. Mr. Hamamatsu previously served as our Interim Chief Financial Officer from October 2018 to November 2018 and our Vice President, Finance and Chief Accounting Officer from September 2017 to October 2018. Prior to joining the Company, Mr. Hamamatsu served as VP, Corporate Controller at Cepheid, a publicly traded molecular diagnostics company that was acquired by Danaher Corporation, from November 2015 to May 2017. From June 2014 to November 2015, he served as VP, Finance and Corporate Controller at Cypress Semiconductor Corporation, a publicly traded global semiconductor manufacturer. From May 2012 until May 2014, Mr. Hamamatsu served as VP, Finance at RPX Corporation, a publicly traded patent risk management solutions provider. Mr. Hamamatsu began his career as an auditor at PricewaterhouseCoopers LLP. Mr. Hamamatsu holds a B.A., Business Administration, concentration in accounting, from University of Washington. He is a certified public accountant in the state of California (inactive).

Andy Kirkpatrick has served as our Senior Vice President, Chief Operations Officer since October 2018. Previously, Mr. Kirkpatrick served as our Senior Vice President, Global Operations from April 2017 to October 2018, Senior Vice President, Global Operations and Corporate Development from December 2015 to April 2017, Senior Vice President and General Manager, Americas, from April 2014 to November 2015 and Vice President, Business Development from July 2007 to April 2014. He began his professional career as a nuclear engineer and submarine officer in the United States Navy. Mr. Kirkpatrick holds a M.B.A. from the University of California, Berkeley and a B.S. in Mechanical Engineering from the United States Naval Academy.

Patrick Spine has served as our Senior Vice President, Chief Administrative Officer since October 2018. Previously, Mr. Spine served as our Senior Vice President, Human Resources from February 2018 to October 2018. Prior to joining the Company, Mr. Spine held multiple human resources leadership positions, including Vice President of Human Resources and Executive Director at PRA Health Sciences, a global contract research organization, from January 2013 to April 2018 and May 2012 to December 2012, respectively, and Director of Human Resources at HOSPIRA, Inc., a specialty pharmaceutical and medication delivery company, from August 2010 to May 2012. Prior to that, Mr. Spine held various HR-related positions at Eaton, a power management company, from June 2005 to July 2010. Mr. Spine holds a B.S. in Business Administration, major in Human Resources, from Robert Morris University and a M.S. in Human Resources Management from LaRoche College.

Jesse Chew has served as our Senior Vice President, General Counsel and Corporate Secretary since October 2018. Previously, Mr. Chew served as our Vice President, Associate General Counsel as well as our Interim General Counsel and Corporate Secretary from July 2018 to October 2018, Senior Corporate Counsel from July 2017 to July 2018 and Corporate Counsel from January 2014 to June 2017. Prior to joining the Company, Mr. Chew was an associate at the law firm Wilson Sonsini Goodrich and Rosati, P.C. Mr. Chew holds a B.A. in English and Political Science from the University of California, Davis and a J.D. from the University of Southern California.

Certain Relationships And Related Transactions

Other than as described below, since July 1, 2018 to the present, there have not been any transactions or proposed transactions in which we were, or are to be, a participant in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest.

On July 6, 2018, the Company entered into a consulting agreement with Alaleh Nouri, our former Senior Vice President, General Counsel and Secretary, to assist in the transition of her responsibilities after her departure from the Company on July 6, 2018. Ms. Nouri provided consulting and transition services from July 7, 2018 through December 31, 2018 and is received continued vesting of her outstanding Company equity awards for the term of her consultancy, payment of $141,136, which was equivalent to what she would have received under the Company’s Performance Bonus Plan for fiscal year 2018 had she remained an employee of the Company through the bonus payment date, and certain other post-termination benefits pursuant to the terms of such agreement.

On August 14, 2018, the Company entered into a consulting agreement with Kevin Waters, our former Senior Vice President, Chief Financial Officer, to assist in the transition of his responsibilities after his departure from the Company on October 1, 2018. Pursuant to the terms of such agreement, Mr. Waters provided consulting and transition services from October 2, 2018 through December 31, 2018 and received, for the term of his consultancy, $30,000 per month as well as continued vesting of his outstanding Company equity awards.

On August 16, 2019, Accuray International Sàrl, a wholly-owned subsidiary of the Company, entered into a Separation Agreement and General Release (the “Separation Agreement”) with Lionel Hadjadjeba, the former Senior Vice President, Chief Commercial Officer of Accuray International Sàrl and former executive officer of the Company. Pursuant to the Separation Agreement, in exchange for a general release of claims made by Mr. Hadjadjeba in favor of Accuray International Sàrl and its related entities, including the Company, Accuray International Sàrl agreed to provide Mr. Hadjadjeba: (i) a lump sum payment of CHF 278,760, representing six months of Mr. Hadjadjeba’s base salary; (ii) a lump sum payment of CHF 425,666, representing Mr. Hadjadjeba’s fiscal 2019 bonus under the Company Bonus Plan; and (iii) a lump sum payment of CHF 36,935, representing an amount in lieu of any prorated bonus that would have been due to Mr. Hadjadjeba for fiscal year 2020 pursuant to the terms of his employment agreement, with all such payments subject to required withholdings and authorized deductions.

Review, Approval or Ratification of Transactions with Related Parties

Any transaction or proposed transaction in which we were, or are to be, a participant in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest is required to be approved by the Audit Committee and we intend that such transactions will be on terms no less favorable to us than could be obtained from unaffiliated third parties. Our Code of Conduct and Ethics contains a written policy to the effect that any transaction of the nature described above must be approved by the Audit Committee.

Where You Can Find Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and through our website at www.accuray.com.

We will deliver promptly, without charge, upon written or oral request a separate copy of the annual report to any stockholder requesting a copy. To receive a copy of our annual report, you may write or call our Corporate Secretary at Accuray Incorporated, 1310 Chesapeake Terrace, Sunnyvale, California 94089, Attention: Corporate Secretary, telephone: 408‑716‑4600.

Stockholders Sharing the Same Address

We have adopted a procedure called “householding.” Under this procedure, we are delivering only one copy of the Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from an affected stockholder.

We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report or the Proxy Statement to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report or Proxy Statement, you may write or call our Corporate Secretary at the contact information set forth above under “Where You Can Find Additional Information.” You may also access our Notice of Internet Availability of Proxy Materials, Annual Report and Proxy Statement on our website, www.accuray.com, under the section titled “Investors” and under the subsection “SEC Filings.”

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the Annual Report or Proxy Statement in the future, please contact Computershare, 250 Royall Street, Canton, MA 02021, telephone: (800) 851‑9677. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any stockholders of record who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials, Annual Report and Proxy Statement who wish to receive only one copy of these materials per household in the future should contact our Corporate Secretary at the contact information listed above to participate in the householding program. Stockholders who participate in householding will continue to receive separate proxy cards.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Stockholder Proposals

For a stockholder proposal to be considered for possible inclusion in our proxy statement for the Annual Meeting to be held in 2020, the proposal must be in writing and received by our Corporate Secretary at our principal executive offices no later than June 5, 2020. If, however, the date of next year’s Annual Meeting is more than 30 days before or 30 days after the anniversary date of this year’s Annual Meeting, the deadline for receipt by the Corporate Secretary of stockholder proposals intended to be included in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals must comply with the requirements of Rule 14a‑8 promulgated under the Exchange Act and any other applicable rules established by the SEC.

For stockholder proposals that are not intended by the stockholder to be included in our proxy materials for next year’s Annual Meeting, our Bylaws establish an advance notice procedure in order to permit such proposals to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days or more than 120 calendar days before the one‑year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year’s Annual Meeting of stockholders. Therefore, to be presented at our 2020 Annual Meeting of stockholders, such a proposal must be received by us on or after June 5, 2020 but no later than July 5, 2020. If, however, the date of the Annual Meeting is more than 25 days earlier or more than 25 days later than such anniversary date, the Corporate Secretary must receive the notice not later than the close of business on the date that is ten calendar days following the date on which public announcement of the date of the Annual Meeting is first made. Our Bylaws also specify additional requirements as to the form and content of a stockholder’s notice.

Recommendations and Nominations of Director Candidates

If a stockholder or stockholder group wishes to recommend a nominee or nominees for director for possible inclusion in our proxy statement and proxy card relating to our 2020 Annual Meeting, the stockholder(s) should submit such recommendation in writing, including the nominee’s name and qualifications for Board membership, to our Corporate Secretary at our principal executive offices. The stockholder(s) should also provide the written consent of each recommended nominee to serve as a member of our Board, if so elected, as well as a written statement that the recommended nominee intends to tender his or her irrevocable resignation upon his or her election or re‑election, which resignation shall become effective only upon the nominee’s failure to receive the requisite number of votes and the acceptance by the Board of such resignation.

If a stockholder desires to nominate a candidate for election of the Board, the stockholder must give timely notice to our Corporate Secretary at our principal executive offices. Under our Bylaws, the notice is timely if our Corporate Secretary receives it no earlier than June 5, 2020 (120 days prior to the anniversary of the mailing date of this year’s proxy materials) and no later than July 5, 2019 (90 days prior to the anniversary of the mailing date of this year’s proxy materials). If, however, the date of the Annual Meeting is more than 25 days earlier or more than 25 days later than the anniversary date of the prior Annual Meeting, notice must be received not later than the close of business on the date that is ten calendar days following the date on which public announcement of the date of the Annual Meeting is first made. The notice must be in writing and must include the nominee’s name and qualifications for service on the Board. Our Bylaws also require that the notice include the written consent of each nominee to serve as a member of our Board, if so elected as well as a written statement that the director nominee intends to tender his or her irrevocable resignation upon his or her election or re‑election, which resignation shall become effective only upon the nominee’s failure to receive the requisite number of votes and the acceptance by the Board of such resignation. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to the nomination of directors by stockholders.

Other Matters

As of the date of this Proxy Statement, no stockholder had advised us of the intent to present any other matters, and we are not aware of any other matters to be presented, at the Annual Meeting. Accordingly, the only items of business that our Board intends to present at the Annual Meeting are set forth in this Proxy Statement.

If any other matter or matters are properly brought before the Annual Meeting, the persons named as proxyholders will use their discretion to vote on the matters in accordance with their best judgment as they deem advisable.

The Board of Directors

Sunnyvale, California October 3, 2019

ACCURAY INCORPORATED Using a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.Votes submitted electronically must be received by 11:59 P.M., Eastern Time, The Day Prior of the Stockholder Meeting Date.Online Go to www.investorvote.com/ARAY or scan the QR code — login details are located in the shaded bar below.Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/ARAY Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR the election of each of the director nominees in Proposal 1, FOR Proposal 2, A and FOR Proposal 3. 1. ELECTION OF DIRECTORS + Nominees: For Against Abstain 01 - Richard Pettingill 02 - Joseph E. Whitters For Against Abstain For Against Abstain 2. Advisory vote to approve the compensation of our named 3. To ratify the appointment of Grant Thornton LLP as our executive officers. independent registered public accounting firm for the fiscal year ending June 30, 2020. NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.1UPX + 034EEC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.The Proxy Statement and the 2019 Annual Report to Stockholders are available at:https://materials.proxyvote.com/004397 Small steps make an impact.Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ARAY IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Proxy — ACCURAY INCORPORATED + PROXY FOR 2019 ANNUAL MEETING OF STOCKHOLDERS – NOVEMBER 15, 2019 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of ACCURAY INCORPORATED, a Delaware corporation, hereby acknowledges receipt of the notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 3, 2019, and hereby appoints Shig Hamamatsu and Jesse Chew, and each of them, jointly and severally,as proxies and attorneys in fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2019 Annual Meeting of Stockholders of Accuray Incorporated to be held on Friday, November 15, 2019, at 9:00 a.m. (PST), at Accuray’s corporate offices located at 1310 Chesapeake Terrace, Sunnyvale, CA 94089 and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.This proxy will be voted as directed, or if no contrary direction is indicated, will be voted FOR the election of each of the director nominees in Proposal 1, FOR Proposal 2, and FOR Proposal 3.(Continued and to be marked, dated and signed, on the other side) Non-Voting Items C Change of Address — Please print new address below. Comments — Please print your comments below.Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.